UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☐	Soliciting Material Under § 240.14a-12

GAYLORD ENTERTAINMENT

COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Gaylord Entertainment Company at the Gaylord Opryland Resort and Convention Center in Nashville, Tennessee, on May 10, 2012 at 10:00 a.m. local time.

Details of the business that will be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting, proxy statement and proxy card.

It is important that your shares be represented and voted at the Annual Meeting. If you do not plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If you received your Annual Meeting materials via email, the email contains voting instructions and links to the annual report and proxy statement on the Internet, which are both available at our website, www.gaylordentertainment.com/investorrelations/proxymaterials.htm. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Colin V. Reed

Chief Executive Officer and

Chairman of the Board

GAYLORD ENTERTAINMENT COMPANY

One Gaylord Drive

Nashville, Tennessee 37214

(615) 316-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. local time on May 10, 2012

PLACE	Gaylord Opryland Resort and Convention Center
2800 Opryland Drive

Nashville, Tennessee 37214

ITEMS OF BUSINESS	At our Annual Meeting, our stockholders will be asked to:

(1)	Elect as directors the eleven (11) nominees named in the Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

(2)	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year;

(3)	Approve, on an advisory basis, the Company’s executive compensation; and

(4)	Act on a stockholder proposal requesting that the Board of Directors of the Company not extend the August 12, 2012 expiration date of the Company’s amended and restated rights plan, unless the stockholders of the Company approve such extension.

The accompanying proxy statement more fully describes these proposals.

Our stockholders will also be asked to transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

RECORD DATE	You may vote if you were a stockholder of record at the close of business on March 20, 2012.

ANNUAL REPORT	Our 2011 Annual Report to Stockholders, which is not part of the proxy solicitation materials, is also enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. If you do not plan to attend the Annual Meeting, please COMPLETE, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the reply envelope or, if you received the proxy materials via email, follow the voting instructions contained in the email. A proxy may be revoked at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors,

Nashville, Tennessee	CARTER R. TODD

April 2, 2012

Secretary

PROXY STATEMENT

The Board of Directors of Gaylord Entertainment Company (“Gaylord,” the “Company,” “we” or “us”) is soliciting proxies for the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) on May 10, 2012, and any postponements and adjournments of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. A copy of our 2011 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card are being mailed to our stockholders beginning on or about April 2, 2012.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY

MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

The following proxy materials are available for you to review online at our website, www.gaylordentertainment.com/investorrelations/proxymaterials.htm:

•	This Proxy Statement;

•	Form of proxy card;

•	The Company’s 2011 Annual Report to Stockholders (which is not deemed to be part of the official proxy soliciting materials); and

•	Any amendments to the foregoing materials that are required to be furnished to stockholders.

In accordance with Securities and Exchange Commission rules, this website does not use “cookies,” track user moves or gather any personal information.

Pension Benefits	49
Nonqualified Deferred Compensation	49
Supplemental Deferred Compensation Plan	49
Supplemental Executive Retirement Plan	50
Potential Payments on Termination or Change of Control	52
Description of Potential Payments on Termination or Change of Control	52
Summary of Potential Payments on Termination or Change of Control	56
Proposal 2—Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm	62
Independent Registered Public Accounting Firm	62
Fee Information	62
Audit Committee Pre-Approval Policy	62
Audit Committee Report	63
Proposal 3—Advisory Vote on Executive Compensation	65
STOCKHOLDER PROPOSAL	66
Proposal 4—Act on Proposal Requesting that the Board of Directors of the Company Not Extend the August 12, 2012 Expiration Date of the Company’s Amended and Restated Rights Plan, Unless the Stockholders of the Company Approve Such Extension	66
OTHER INFORMATION	68
Section 16(a) Beneficial Ownership Reporting Compliance	68
Additional Information	68
Stockholder Nominations of Candidates for Board Membership	68
Stockholder Proposals for 2013 Annual Meeting	68
Requests for Information	69
ANNEX A — Reconciliation of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and Consolidated Cash Flow to Net Income (Loss)	A-1

GENERAL INFORMATION

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will vote on the following matters:

Company Proposals

•

Proposal 1: To elect as directors the eleven (11) nominees named in this Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

•	Proposal 2: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

•	Proposal 3: To approve, on an advisory basis, our executive compensation.

Stockholder Proposal

•

Proposal 4: To act upon a stockholder proposal requesting that the Board of Directors of the Company not extend the August 12, 2012 expiration date of the Company’s amended and restated rights plan, unless the stockholders of the Company approve such extension.

This proxy statement more fully describes each of these proposals. Stockholders will also transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Who may vote?

You may vote if you were a holder of record of shares of our common stock at the close of business on March 20, 2012 (the record date). On the record date, there were 48,885,242 shares of common stock outstanding. On such date, the shares were held by 2,227 holders of record. You are entitled to one vote for each share of common stock held by you as of the record date.

How do I cast my vote?

If you hold the shares in your own name, you can vote in person at the meeting or by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. If you vote by proxy, the proxies identified on the back of the proxy card will vote your shares in accordance with your instructions. If you submit a signed proxy card but do not mark the boxes showing how you wish to vote, the proxies will vote your shares in accordance with the recommendations of the Board of Directors as described in greater detail below.

In addition, Gaylord stockholders can vote using the Internet or by phone. To use the Internet, log onto www.proxyvote.com to transmit your voting instructions up until 11:59 p.m. Eastern time on May 9, 2012 (for shares in Gaylord’s 401(k) Savings Plan, the voting deadline is 11:59 p.m. Eastern time on May 8, 2012). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by phone, dial 1-800-690-6903 using a touch-tone telephone up until 11:59 p.m. Eastern time on May 9, 2012 (for shares in Gaylord’s 401(k) Savings Plan, the voting deadline is 11:59 p.m. Eastern time on May 8, 2012). Have your proxy card in hand when you call and then follow the instructions.

What if my shares are held in “street name” by a broker?

If you do not own your shares directly, but instead are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give instructions, your shares will be counted as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker, bank or other nominee on discretionary items in the absence of voting instructions given by you.

Which matters to be presented at the Annual Meeting are considered routine?

The matters presented in Proposals 1, 3 and 4 are not considered routine under the rules of the New York Stock Exchange. Therefore, brokers, banks or other nominees subject to New York Stock Exchange Rules will not have the ability to vote shares held in street name with respect to those proposals unless the broker, bank or other nominee has received voting instructions from the beneficial owner of the shares held in street name. Broker non-votes will not impact the outcome of Proposals 1, 3 or 4. It is therefore important that you provide instructions to your broker, bank or other nominee if your shares are held in street name by a broker, banker or other nominee so that you are able to vote with respect to Proposals 1, 3 or 4. Proposal 2 is considered routine and therefore may be voted upon by your broker, bank or other nominee if you do not give instructions for the shares held in street name by your broker, bank or other nominee.

If any other matter that properly comes before the meeting is not considered routine under the rules of the New York Stock Exchange, broker non-votes will not impact the outcome of the matter.

How are shares in the Company’s 401(k) Savings Plan voted?

Participants in the Company’s 401(k) Savings Plan are entitled to vote the shares held under the 401(k) Savings Plan in their name. To do this, you must sign and timely return the proxy card you received with this Proxy Statement. Your proxy card will be considered your confidential voting instructions, and the 401(k) Savings Plan trustee will direct your vote in the manner you indicate on the proxy card. In order to do this, the proxy results for the shares held in the 401(k) Savings Plan will be tabulated by our transfer agent for all plan participants and reported to the 401(k) Savings Plan trustee on an aggregate basis. The overall vote tallies will not show how individual participants voted. The trustee will vote the shares at the meeting through the custodian holding the shares. If a plan participant’s voting instructions are not received by our transfer agent before the meeting, or if the proxy is revoked by the participant before the meeting, the shares held by that participant will be considered unvoted. All unvoted shares in the plan will be voted at the Annual Meeting by the 401(k) Savings Plan trustee in direct proportion to the voting results of 401(k) Savings Plan shares for which proxies are received.

What shares are included on my proxy card?

Your proxy card represents all shares registered in your name with the transfer agent on the record date, including those shares owned pursuant to the Company’s 401(k) Savings Plan.

How many shares must be present to hold the Annual Meeting?

The holders of a majority of the shares of our common stock outstanding on the record date, or 22,442,622 shares, in person or by a valid proxy, must be present at the meeting for any business to be conducted, known as a “quorum.” Proxies received but marked as “withhold authority” or “abstain,” as well as shares that are counted as “broker non-votes,” will be counted as shares that are present for purposes of determining the presence of a quorum.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Annual Meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment. We also may adjourn the meeting if for any reason we believe that additional time should be allowed to enable our stockholders to (i) consider fully information which the Board of Directors determines has not been sufficiently or timely available to stockholders or (ii) otherwise to exercise effectively their voting rights. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

How does the Board recommend I vote on each of the proposals?

Company Proposals

The Board recommends that you vote FOR:

•

Proposal 1: The election as directors of the eleven (11) nominees named in this Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

•	Proposal 2: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

•	Proposal 3: The approval, on an advisory basis, of our executive compensation.

Stockholder Proposal

The Board makes no recommendation regarding how you should vote on the following stockholder proposal:

•	Proposal 4: A request that the Board not extend the August 12, 2012 expiration date of the Company’s amended and restated rights plan, unless the stockholders of the Company approve such extension.

How do I change my vote?

You can revoke your proxy at any time before the meeting by:

•	submitting a later-dated proxy card by mail, internet or phone (as provided above under “How do I cast my vote?”);

•	giving written notice to Carter R. Todd, the Secretary of the Company, stating that you are revoking your proxy; or

•	attending the Annual Meeting and voting your shares in person.

Who will count the votes?

Representatives of Broadridge will count the votes and act as the independent inspectors of the election.

What if I send in my proxy card and do not specify how my shares are to be voted?

Company Proposals

If you send in a signed proxy but do not give any voting instructions, your shares will be voted FOR:

•

Proposal 1: The election as directors of the eleven (11) nominees named in this Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

•	Proposal 2: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

•	Proposal 3: The approval, on an advisory basis, of our executive compensation.

Stockholder Proposal

If you send in a signed proxy but do not give any voting instructions, your shares will not be voted in favor of or against the following stockholder proposal, but will be treated as abstentions and thus will have the same effect as a vote against the proposal:

•	Proposal 4: A request that the Board not extend the August 12, 2012 expiration date of the Company’s amended and restated rights plan, unless the stockholders of the Company approve such extension.

How will the proxies vote on any other business brought up at the Annual Meeting?

We are not aware of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card authorizes Colin V. Reed, Ralph Horn and Carter R. Todd to use their discretion to vote on these other matters.

What are my voting options on the proposals?

Company Proposals

With respect to Proposal 1, you have three choices. You may:

•	Vote for all of the director nominees as a group;

•	Withhold authority to vote for all director nominees as a group; or

•	Vote for all of the director nominees as a group except those nominees you identify on the appropriate line.

The eleven (11) nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than eleven (11) directors, and stockholders may not cumulate votes in the election of directors.

With respect to Proposal 2, you may vote FOR the proposal, AGAINST the proposal or you may elect to ABSTAIN from voting.

With respect to Proposal 3, you may vote FOR the proposal, AGAINST the proposal or you may elect to ABSTAIN from voting.

Stockholder Proposal

With respect to Proposal 4, you may vote FOR the proposal, AGAINST the proposal or you may elect to ABSTAIN from voting.

Effect of Abstentions

If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote. If you abstain from voting on Proposals 2, 3 or 4, your shares will be counted as present in person or represented by proxy and entitled to vote on such proposal, and thus the abstention will have the same effect as a vote against such proposal.

How many votes are required to approve each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Company Proposals
Proposal 1—Election of eleven (11) directors	Plurality of Votes Cast	No

Proposal 2—Ratification of Ernst & Young LLP as independent registered public accounting firm for 2012 fiscal year	Majority of the Shares Entitled To Vote and Present in Person or Represented by Proxy	Yes

Proposal 3—Advisory vote on executive compensation	Majority of the Shares Entitled To Vote and Present in Person or Represented by Proxy	No

Stockholder Proposal
Proposal 4—A request that the Board not extend the August 12, 2012 expiration date of the Company’s amended and restated rights plan, unless the stockholders of the Company approve such extension.	Majority of the Shares Entitled To Vote and Present in Person or Represented by Proxy	No

Is my vote confidential?

Yes. All proxy cards and vote tabulations that identify an individual stockholder are kept confidential. Except to meet legal requirements, your vote will not be disclosed to us unless:

•	a proxy solicitation is contested;

•	you write comments on the proxy card; or

•	you authorize disclosure of your vote.

This policy does not prevent us from ascertaining which stockholders have voted or from taking actions designed to encourage stockholder voting.

How is this proxy solicitation being conducted?

We will bear the cost of soliciting proxies for the Annual Meeting. We have retained Broadridge to assist in the solicitation and will pay approximately $5,000 for its assistance. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.

AGREEMENTS WITH RESPECT TO DIRECTOR NOMINATIONS

Agreements with TRT

2012 TRT Agreement. On January 13, 2012, the Company entered into a letter agreement (the “2012 TRT Agreement”) with TRT Holdings, Inc. and Robert Rowling (collectively, “TRT”). Under the terms of the 2012 TRT Agreement, the Company agreed to include a stockholder proposal submitted by GAMCO Asset Management, Inc. (“GAMCO”) in this Proxy Statement. This stockholder proposal, which is included as Proposal 4 herein, requests that the Board not extend the August 12, 2012 expiration date of the amended and restated rights agreement dated as of March 9, 2009 (the “Rights Plan”), between the Company and Computershare Trust Company N.A., as amended, unless the stockholders of the Company approve such extension. The 2012 TRT Agreement provides that, in the event the GAMCO proposal is approved by the Company’s stockholders at the Annual Meeting, the Company will not extend the term of the Rights Plan beyond its current expiration date of August 12, 2012.

Under the terms of the 2012 TRT Agreement, the Company must re-nominate David W. Johnson and Terrell T. Philen, Jr. (the “TRT Directors”), as well as Glenn J. Angiolillo and Robert S. Prather, Jr. (the “GAMCO Directors”), for election at the Annual Meeting. The 2012 TRT Agreement provides that if any TRT Director is not elected to the Board at the Annual Meeting or is removed, resigns or is otherwise unable to serve as a director of the Company, either prior to the Annual Meeting or after election to the Board at the Annual Meeting, then TRT will be entitled to select a new designee to serve as a TRT Director for a term expiring at the Company’s 2013 annual meeting of stockholders, who shall be independent under applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The 2012 TRT Agreement prohibits the Company from increasing the size of the Board to more than eleven (11) directors at any time prior to the Company’s 2013 annual meeting of stockholders. The 2012 TRT Agreement also requires the Company to conduct the Annual Meeting no later than August 12, 2012.

The 2012 TRT Agreement also provides that TRT may not initiate or propose any stockholder proposal at the Annual Meeting, or otherwise seek the nomination of any candidate to the Board, on or prior to the date of the Annual Meeting; effect or attempt to effect the removal of any members of the Board on or prior to the Annual Meeting; or call or seek to have called any meeting of the stockholders of the Company on or prior to the Annual Meeting. In addition, the 2012 TRT Agreement requires TRT to vote at the Annual Meeting all shares of the Company’s common stock owned by of TRT in favor of (A) each of the Company’s director nominees (including the TRT Directors and the GAMCO Directors), (B) any proposal to approve, on an advisory basis, the Company’s executive compensation, and (C) any proposal requesting the ratification of the Company’s independent registered public accounting firm.

As required by the terms of the 2012 TRT Agreement, the Company has amended its Corporate Governance Guidelines to include a policy with respect to stockholder rights plans. Under this rights plan policy, following the expiration of the Rights Plan, the Board may not adopt a rights plan unless either (i) stockholder approval has been obtained, or (ii) if both the Board and a committee consisting solely of independent members of the Board determine that (1) it would be in the best interest of the Company and its stockholders to adopt such rights plan without prior stockholder approval, and (2) facts and circumstances, other than the passage of time alone, have arisen that render it inadvisable or impracticable to submit such rights plan to a vote of the Company’s stockholders prior to adoption of such rights plan. If the Company adopts a rights plan prior to obtaining stockholder approval, the rights plan policy requires the Company to submit the rights plan to a vote of the Company’s stockholders at the next regularly scheduled annual meeting of stockholders, unless the meeting is within five months of the date of adoption. In that case, the rights plan policy provides that the Company will have the option to hold a special meeting after the annual meeting to consider the rights plan, provided that the Company takes all action necessary to hold the special meeting within five months of the date of adoption of the plan. If stockholder approval is not obtained, the rights plan policy provides that the rights plan will terminate on the date that the voting results of the stockholder meeting have been certified by the inspector of elections. The rights plan policy provides that, until such time that TRT ceases to beneficially own at least ten percent (10%) of the Company’s outstanding common stock, the Board may not amend the rights plan policy without prior stockholder approval. After such time, the rights plan policy provides that the Board may amend the rights plan policy, subject to any applicable amendment provisions of the Corporate Governance Guidelines.

As part of its ongoing efforts to create value for the Company’s stockholders, under the 2012 TRT Agreement, the Company has agreed to invite TRT to participate in any process that the Company may engage in on or prior to August 12, 2012 that seeks proposals about transactions ranging from an acquisition of the Company to an acquisition of or joint venture for new or existing Company assets. The 2012 TRT Agreement provides that the Company is under no obligation to initiate any such process and, if it does commence such a process, TRT must comply with the terms and conditions generally applicable to other participants in such process, and that the Company may discontinue such process at any time.

In addition to the foregoing, the Company and TRT agreed to certain confidentiality and non-disparagement provisions set forth in the 2012 TRT Agreement.

The description of the 2012 TRT Agreement above is qualified in its entirety by reference to the full text of the agreement, a copy of which the Company filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K filed on January 17, 2012.

2009 TRT Agreement. On March 9, 2009, the Company entered into an agreement with TRT (the “2009 TRT Agreement”), which had previously submitted notice to the Company of its intention to nominate four (4) individuals for election to the Board at the Company’s 2009 annual meeting of stockholders. Under the terms of the 2009 TRT Agreement, TRT was provided the right to name two (2) directors for nomination by the Board and inclusion in the Company’s proxy statement at the Company’s 2009, 2010 and 2011 annual meetings of stockholders. In addition, the 2009 TRT Agreement provided that one (1) TRT director would serve on each of the Executive Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee of the Board. The TRT nominees at the Company’s 2011 annual meeting of stockholders were David W. Johnson and Terrell T. Philen, Jr.

In connection with the 2009 TRT Agreement, the Company entered into an amended and restated rights agreement dated as of March 9, 2009 with Computershare Trust Company, N.A., which amended and restated the terms of the rights agreement dated as of August 12, 2008, previously entered into between the Company and Computershare Trust Company, N.A.

The 2009 TRT Agreement expired on May 15, 2011, although certain provisions in the 2009 TRT Agreement survived such termination.

The description of the TRT Agreement above is qualified in its entirety by reference to the full text of the agreement, a copy of which the Company filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K filed on March 10, 2009.

Letter Agreement with GAMCO Asset Management

On March 9, 2009, the Company entered into a letter agreement (the “GAMCO Agreement”) with GAMCO, which had previously submitted notice to the Company of its intention to nominate four individuals for election to the Board of Directors at the Annual Meeting.

Under the terms of the GAMCO Agreement, GAMCO was entitled to name two (2) directors for nomination by the Board and inclusion in the Company’s proxy statement for the Company’s 2009 annual meeting of stockholders. The GAMCO nominees for the Company’s 2009 annual meeting of stockholders were Glenn J. Angiolillo and Robert S. Prather, Jr. Messrs. Angiolillo and Prather were elected as directors of the Company at its 2009 annual meeting and were re-elected as directors of the Company at its 2010 and 2011 annual meetings of stockholders. Messrs. Angiolillo and Prather have been re-nominated as director nominees by the Company’s board, and they are standing for re-election at the Annual Meeting. The GAMCO Agreement also provides that as long as any GAMCO nominee is a member of the Board, the Company will appoint a GAMCO nominee to each committee of the Board.

The description of the GAMCO Agreement above is qualified in its entirety by reference to the full text of the agreement, a copy of which the Company filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K filed on March 10, 2009.

COMPANY PROPOSALS AND CORPORATE GOVERNANCE INFORMATION

PROPOSAL 1—ELECTION OF DIRECTORS

You may vote on the election of eleven (11) directors to the Board of Directors.

The current Board of Directors consists of eleven (11) directors. All of our directors are elected annually. All of the nominees are currently directors. The Board expects all of the nominees named below to be available for election. In case any nominee is not available, the person or persons voting the proxies may vote your shares for such other person or persons designated by the Board if you have submitted a proxy card.

Directors will be elected by a plurality of the shares present (in person or by proxy) and entitled to vote for the election of directors. Each of the nominees shall be elected to serve as a director until the annual meeting of stockholders in 2013 or until his or her respective successor is duly elected and qualified, or until his or her earlier resignation or removal.

The Board of Directors, acting through its Nominating and Corporate Governance Committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board. See “Committees of the Board-The Nominating and Corporate Governance Committee” for further discussion.

We are a lodging and hospitality company focusing on the large group meetings and convention segment of the hospitality industry. The Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of the Company’s businesses. Each of the nominees for election as a director at the Annual Meeting holds or has held senior executive positions in large, complex organizations and has operating experience that meets this objective, as described below. The Nominating and Corporate Governance Committee also believes that each of the nominees has other key attributes that are important to an effective Board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board and its committees. The Nominating and Corporate Governance Committee takes into account diversity considerations in determining the Company’s slate and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. See “Committees of the Board-The Nominating and Corporate Governance Committee” for further discussion of the Nominating and Corporate Governance Committee’s consideration of diversity.

In addition to the above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

Information About the Nominees for Director

Information concerning the nominees proposed by the Board for election as directors is set forth below.

Glenn J. Angiolillo	Director since 2009. Age 58.

Mr. Angiolillo is President of GJA Management Corp., a consulting and advisory firm specializing in wealth management, a position he has held since 1998. Previously, Mr. Angiolillo was a partner and member of the Management Committee in the law firm of Cummings & Lockwood, where he concentrated in the areas of corporate law, mergers and acquisitions and banking and finance. With respect to other directorships held by any company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or registered as an investment company under the Investment Company Act of 1940 during the past five years, Mr. Angiolillo previously served as a director of insurance company NYMAGIC, Inc. and electronics display company Trans-Lux Corporation.

The Nominating and Corporate Governance Committee concluded that Mr. Angiolillo should serve as a director, in part, because of his legal background, his understanding of corporate finance and his knowledge of corporate governance. As noted above, Mr. Angiolillo was originally nominated to the Board in 2009 pursuant to the GAMCO Agreement, and the Company is obligated to nominate Mr. Angiolillo to the Board at the Annual Meeting pursuant to the 2012 TRT Agreement.

Michael J. Bender	Director since 2004. Age 50.

Mr. Bender is the EVP and President, West Business Unit, of retailer Wal-Mart Stores, Inc., with overall responsibility for a group of stores in the western United States, a position he has held since February 2011. Mr. Bender previously served as SVP of the Mountain Division of Wal-Mart from February 2010 to February 2011 and as a VP/Regional General Manager at Wal-Mart from February 2009 to February 2010. From 2003 through 2007, Mr. Bender served as the President/General Manager of the Retail and Alternate Care business of healthcare retailer Cardinal Health. Prior to joining Cardinal Health, Mr. Bender was Vice President of Store Operations for clothing retailer Victoria’s Secret Stores. Mr. Bender also spent 14 years with beverage company PepsiCo in a variety of sales, finance and operating roles.

The Nominating and Corporate Governance Committee concluded that Mr. Bender should serve as a director, in part, because of his experience in retail sales, his knowledge of human resources and his understanding of corporate finance and accounting.

E. K. Gaylord II	Director since 1977. Age 54.

Mr. Gaylord served as the Company’s Chairman of the Board from May 1999 through April 2001. He served as interim President and Chief Executive Officer of the Company from July 2000 until September 2000, and as Vice-Chairman of the Board from May 1996 to May 1999. He was the President of the privately-held Oklahoma Publishing Company from June 1994 until December 2002. Mr. Gaylord has been Chairman of the privately-held sports management firm Gaylord Sports Management since January 2004 and Chairman of Medtrust Online, a privately-held healthcare services firm, since 2007. Mr. Gaylord is also a member of the Board of Trustees of the Scottsdale Healthcare Foundation, as well as a member of the National Board of the Smithsonian Institution, and is Chairman of the Smithsonian Institution’s Traveling Exhibitions.

The Nominating and Corporate Governance Committee concluded that Mr. Gaylord should serve as a director, in part, because of his previous specific experience in operations and management with the Company and the knowledge he has acquired from years of involvement with the Company.

Ralph Horn	Director since 2001. Age 71.

Mr. Horn served as the Chairman of the Board of financial services company First Tennessee National Corporation (now First Horizon National Corporation) and First Tennessee Bank, National Association, its principal subsidiary, from 1996 until his retirement in December 2003. Mr. Horn served as Chief Executive Officer of First Tennessee National Corporation from 1994 through 2002 and as its President from 1991 through 2001. Mr. Horn is co-lead director of Mid America Apartment Communities, Inc., an owner of apartment communities. With respect to other directorships held by any company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or registered as an investment company under the Investment Company Act of 1940 during the past five years, Mr. Horn previously served as a director of gaming company Harrah’s Entertainment, Inc.

The Nominating and Corporate Governance Committee concluded that Mr. Horn should serve as a director, in part, because of his corporate finance background, his knowledge of the hospitality industry and his knowledge of corporate governance.

David W. Johnson	Director since 2009. Age 50.

Mr. Johnson is President and CEO of Aimbridge Hospitality, a privately-held hotel management and real estate investment company. Prior to joining Aimbridge as President and CEO in April 2003, Mr. Johnson spent 17 years at hospitality company Wyndham International in various capacities, including Executive Vice President/Chief Marketing Officer and President of Wyndham Hotels.

The Nominating and Corporate Governance Committee concluded that Mr. Johnson should serve as a director, in part, because of his knowledge of the hospitality and lodging industry and his sales and marketing background. As noted above, pursuant to the 2012 TRT Agreement, the Company is obligated to nominate Mr. Johnson to the Board at the Annual Meeting.

Ellen Levine	Director since 2004. Age 69.

Ms. Levine is Editorial Director of Hearst Magazines, one of the world’s largest magazine publishers. Prior to assuming this role in 2006, Ms. Levine had served as Editor-in-Chief of the Hearst publication Good Housekeeping since 1994. She was instrumental in founding O, The Oprah Magazine in 2000 (and continues to serve as its Editorial Consultant) and in founding Food Network Magazine in 2009. Ms. Levine also served as Editor-in-Chief of Redbook (1990-1994) and Woman’s Day (1982-1990) and as a Senior Editor of Cosmopolitan (1976-1982). With respect to other directorships held by any company registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or registered as an investment company under the Investment Company Act of 1940 during the past five years, Ms. Levine previously served as a director of retailer Finlay Enterprises, Inc.

The Nominating and Corporate Governance Committee concluded that Ms. Levine should serve as a director, in part, because of her sales and marketing background and her knowledge of human resources.

Terrell T. Philen, Jr.	Director since 2011. Age 57.

Mr. Philen has been the Chief Financial Officer for Alan Ritchey, Inc., a north Texas-based, privately-owned trucking and transportation logistics company, since June 2010. Prior to that time, Mr. Philen served as the Chief Financial Officer of TRT Holdings, Inc., a privately-owned, diversified holding company with primary interests in hospitality, energy, fitness and real estate, from 1994 to 2009. Prior to joining TRT, Mr. Philen worked for more than 10 years at Corpus Christi National Bank in a number of accounting roles, including Chief Financial Officer. Mr. Philen also spent four years as a Senior Staff Accountant with KPMG Peat Marwick.

The Nominating and Corporate Governance Committee concluded that Mr. Philen should serve as a director, in part, because of his knowledge of the hospitality and lodging industry and his accounting background. As noted above, pursuant to the 2012 TRT Agreement, the Company is obligated to nominate Mr. Philen to the Board at the Annual Meeting.

Robert S. Prather, Jr.	Director since 2009. Age 67.

Mr. Prather has been President and Chief Operating Officer of Gray Television, Inc., a television broadcast company, since September 2002. He was an Executive Vice President of Gray Television, Inc. from 1996 until September 2002. Mr. Prather is also a director of Gray Television, Inc. Mr. Prather also has served as Chairman of the Board of Directors at Triple Crown Media, Inc., a publishing and communication company, since December 2005. He served as Chief Executive Officer and director of Bull Run Corporation, a sports and affinity marketing and management company, from 1992 until its merger into Triple Crown Media, Inc. in December 2005. Mr. Prather is also a member of the Board of Directors of GAMCO Investors, Inc., the parent company of GAMCO Asset Management, Inc.

The Nominating and Corporate Governance Committee concluded that Mr. Prather should serve as a director, in part, because of his overall business acumen and his experience in the entertainment and media industries. As noted above, Mr. Prather was originally nominated to the Board in 2009 pursuant to the GAMCO Agreement, and the Company is obligated to nominate Mr. Prather to the Board at the Annual Meeting pursuant to the 2012 TRT Agreement.

Colin V. Reed	Director since 2001. Age 64.

Mr. Reed has served as Chief Executive Officer and a director of the Company since April 2001, and Mr. Reed was also elected Chairman of the Board of Directors of the Company in May 2005. From April 2001 until November 2008, Mr. Reed also served as President of the Company. Prior to joining the Company, Mr. Reed had served as a member of the three-executive Office of the President of Harrah’s Entertainment, Inc. since May 1999, and he had served as Harrah’s Chief Financial Officer since April 1997. Mr. Reed also was a director of Harrah’s from 1998 to May 2001. Mr. Reed served in a variety of other management positions with Harrah’s and its predecessor, hotel operator Holiday Corp., since 1977. Mr. Reed is a director of First Horizon National Corporation.

The Nominating and Corporate Governance Committee concluded that Mr. Reed should serve as a director, in part, because of his service as Chief Executive Officer of the Company, his financial and accounting background and his knowledge of the hospitality industry.

Michael D. Rose	Director since 2001. Age 70.

Mr. Rose served as Chairman of the Board of the Company from April 2001 through May 2005 and served as Chairman of the Executive Committee of the Board of the Company from May 2005 through May 2009. From January 2007 until December 2011, Mr. Rose served as Chairman of the Board of Directors of First Horizon National Corporation, and he currently serves as a director of First Horizon National Corporation. Since 1998, Mr. Rose has been a private investor and Chairman of Midaro Investments, a privately held investment firm. In 1995, Mr. Rose became Chairman of the Board of both hotel operator Promus Hotel Corporation and Harrah’s Entertainment, Inc. when the two companies split into two publicly-traded companies. He retired from the Boards of Harrah’s in 1996 and Promus in 1997. Mr. Rose also served as Chairman from 1990 to 1995, and Chief Executive Officer from 1990 to 1994, of the Promus Companies, Incorporated. Mr. Rose is also a director of restaurant operator Darden Restaurants, Inc. and food manufacturer General Mills, Inc.

The Nominating and Corporate Governance Committee concluded that Mr. Rose should serve as a director, in part, because of his experience with public companies, his prior tenure as Chairman of the Board of the Company, his knowledge of the hospitality industry, his service as compensation committee chairman for two Fortune 250 companies and his understanding of corporate governance and finance.

Michael I. Roth	Director since 2004. Age 66.

Mr. Roth is Chairman and Chief Executive Officer of the Interpublic Group of Companies, a global marketing services company. He was appointed Interpublic’s Chief Executive Officer in January of 2005. Prior to becoming Chairman of Interpublic in July 2004, Mr. Roth had been a member of Interpublic’s Board of Directors since 2002. Previously, Mr. Roth was Chairman of the Board and Chief Executive Officer of financial services company The MONY Group Inc. and its predecessor entities since 1997. Mr. Roth is also a director of Pitney Bowes, Inc.

The Nominating and Corporate Governance Committee concluded that Mr. Roth should serve as a director, in part, because of his legal and accounting background, his previous experience managing public companies and his knowledge of corporate finance.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

Corporate Governance

Our business is managed under the direction of the Board of Directors. The Board of Directors delegates the conduct of the business to our senior management team. The Board of Directors held seven (7) meetings during 2011. All directors attended at least 75% of the Board meetings during their tenure on the Board in 2011, with the exception of Mr. Johnson (71% attendance).

We have adopted Corporate Governance Guidelines governing the conduct of our Board of Directors. The charters of our Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines, are all posted on our web site at www.gaylordentertainment.com (under “Corporate Governance” on the Investor Relations page).

We have also adopted a Code of Ethics which is applicable to all employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is available on our web site at www.gaylordentertainment.com (under “Corporate Governance” on the Investor Relations page). We intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our directors, chief executive officer, principal financial officer or principal accounting officer) at this location on our website.

We will provide a copy of our Corporate Governance Guidelines, our committee charters or our Code of Ethics (and any amendments or waivers) to any stockholder or other person upon receipt of a written request addressed to Gaylord Entertainment Company, Attn: Corporate Secretary, One Gaylord Drive, Nashville, Tennessee 37214.

Board Leadership Structure

The Board of Directors believes that Mr. Reed’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its stockholders. Mr. Reed possesses a detailed knowledge of the hospitality industry as well as an understanding of both the opportunities and challenges facing the Company and its businesses. The Board thus believes that Mr. Reed is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters facing the Company. The Board also believes that Mr. Reed’s combined role ensures clear accountability, enhances the Company’s ability to articulate its strategy and message to the Company’s employees, stockholders and customers and enables decisive overall leadership.

The Board has determined that it is also important to have a Lead Director who will play an active role and oversee many of the functions that an independent chair would otherwise perform. The Board has adopted a description of the duties of the Lead Director, which is posted on the Company’s website at www.gaylordentertainment.com (under “Corporate Governance” on the Investor Relations page). Pursuant to this job description, the Chairman of the Nominating and Corporate Governance Committee serves as the Company’s Lead Director, and that individual is currently Ralph Horn. Some of the primary functions of our Lead Director are:

•

To call, convene and chair meetings of the non-management directors or independent directors and other meetings as may be necessary from time to time and, as appropriate, provide prompt feedback to the Chief Executive Officer.

•	To coordinate and develop the agenda for and chair executive sessions of the independent directors.

•	To coordinate feedback to the Chief Executive Officer on behalf of independent directors regarding business issues and management.

•	To be available, as appropriate, for direct communication with major stockholders who request such a communication.

•

To perform such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole, by the non-management directors, or by the Chairman of the Board.

Each of the directors other than Mr. Reed and Mr. Rose (the Company’s former Chairman of the Board) is independent, and the Board believes that the independent directors coupled with the Lead Director provide effective oversight of management. Our non-management directors meet regularly in scheduled executive sessions, and the Lead Director presides at these executive sessions. Following an executive session of independent directors, the Lead Director acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and Committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board believes that this approach appropriately and effectively complements the combined Chief Executive Officer/Chairman structure.

Although the Company believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, the Board retains the authority to modify the Company’s current combined Chief Executive Officer/Chairman structure to best address the Company’s circumstances, if and when appropriate.

Board Member Attendance at Annual Meeting

We strongly encourage each member of the Board of Directors to attend the Annual Meeting of Stockholders. All of our directors attended the 2011 Annual Meeting of Stockholders either in person or via teleconference.

Independence of Directors

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2012. Our Board of Directors determines the independence of its members through a broad consideration of all relevant facts and circumstances, including an assessment of the materiality of any relationship between the Company and a director. In making this assessment, the Board looks not only at relationships from the director’s standpoint, but also from the standpoint of persons or organizations with which the director has an affiliation. In making its determination, the Board of Directors adheres to the requirements of, and applies both the objective and subjective standards set forth by, the New York Stock Exchange (as set forth in Section 303A.02 of the listed company manual), as well as the requirements and standards of the Securities and Exchange Commission and other applicable laws and regulations.

During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors, or their affiliates, and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that the director is independent. As a result of this review, the Board affirmatively determined that, with the exception of Colin V. Reed and Michael D. Rose, all of the current directors of the Company are independent of the Company and its management.

Committees of the Board

The Board maintains three (3) standing committees, an Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee, to facilitate and assist the Board in the execution of its responsibilities. The table below shows current membership for each of the standing Board committees:

Audit	Human Resources	Nominating and Corporate Governance
Michael J. Bender*	Michael I. Roth*	Ralph Horn*
Glenn J. Angiolillo	Ralph Horn	Glenn J. Angiolillo
E. K. Gaylord II	David W. Johnson	Ellen Levine
Ralph Horn	Ellen Levine	Michael I. Roth
Terrell T. Philen, Jr.	Robert S. Prather, Jr.	Terrell T. Philen, Jr.

*	Committee Chair

In accordance with New York Stock Exchange listing standards, all the committees are comprised solely of non-employee, independent directors.

Following the Annual Meeting, the Board of Directors will appoint the members of each of the standing Board committees.

The Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is responsible for:

•

overseeing the integrity of our financial information, the performance of our internal audit function and system of internal controls and compliance with legal and regulatory requirements relating to preparation of financial information;

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	meeting with our independent registered public accounting firm and with our vice president of internal audit concerning, among other things, the scope of audits and reports;

•	reviewing the work programs of our independent registered public accounting firm and the results of its audits; and

•	assessing our risk assessment and risk management policies.

The Board has determined that all the members of the Audit Committee are financially literate pursuant to the New York Stock Exchange rules. The Board also has determined that Mr. Horn is an “audit committee financial expert” within the meaning stipulated by the Securities and Exchange Commission.

In 2011, the Audit Committee met seven (7) times. All of the Audit Committee members attended at least 75% of the meetings of the Audit Committee during their tenure on the Board in 2011, with the exception of Mr. Gaylord (71% attendance).

The Human Resources Committee

The Human Resources Committee is responsible for:

•	reviewing and approving all compensation policies and programs that benefit employees, including employment and severance agreements, incentive programs, benefits and retirement programs;

•	reviewing and approving the Chief Executive Officer’s objectives, performance and compensation;

•	administering our equity incentive plan; and

•	reviewing and approving compensation for executive officers and directors.

The Committee has also delegated to the Chief Executive Officer the authority to make limited equity grants to new members of the Company’s management team to allow such grants to be made in a timely manner, as the Committee generally only meets on a quarterly basis. Equity grants under this delegation of authority may only be made as initial equity grants to newly hired executives (other than officers subject to Section 16 of the Securities Exchange Act of 1934) and on the same terms and conditions as were applied by the Committee in its most recent prior equity grants. In addition, equity grants under this delegation of authority to any one executive are limited to 12,500 shares issuable upon the exercise of stock options (or similar awards such as stock appreciation rights) or 6,250 restricted shares (or similar awards such as restricted stock units or performance shares).

For additional information regarding the Committee’s processes and procedures for considering and determining executive and director compensation, see “Compensation Discussion and Analysis” below. The Committee engages a competent executive compensation consultant, who is independent of conflicts with Board members or Company management. The Committee’s compensation consultant or its affiliates did not provide additional services to the Company or its affiliates in excess of $120,000 during fiscal 2011.

The compensation consultant assists the Committee in determining if its strategies and plans are advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design. Each year, at the Committee’s request, the compensation consultant performs several analyses, including internal pay equity, updating of the executive salary structure and modeling of executive compensation levels at different levels of Company performance, to assist the Committee in its review.

In 2011, the Human Resources Committee met five (5) times. All of the Human Resources Committee members attended at least 75% of the meetings of the Human Resources Committee during their tenure on the Board in 2011.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for:

•	developing and recommending criteria for the selection of new directors and recommending to the Board nominees for election as directors and appointment to committees;

•	developing and recommending changes and modifications to our corporate governance guidelines and a code of conduct to the Board;

•	monitoring and enforcing compliance with our corporate governance guidelines, certain provisions of our code of conduct and other policies; and

•	advising the Board on corporate governance matters.

In 2011, the Nominating and Corporate Governance Committee met six (6) times. All of the Nominating and Corporate Governance Committee members attended at least 75% of the meetings of the Nominating and Corporate Governance Committee during their tenure on the Board in 2011, with the exception of Mr. Roth (67% attendance).

A formal Board evaluation covering Board operations and performance, with a written evaluation from each Board member, is conducted annually by the Nominating and Corporate Governance Committee to enhance Board effectiveness. Recommended changes are considered by the full Board. In addition, each Board committee conducts an annual self-evaluation.

The Nominating and Corporate Governance Committee annually reviews with the Board the Company’s “Statement of Expectations of Directors.” This review includes an assessment of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to actively participate in Board discussions and exemplify the highest standards of personal and professional integrity. In particular, the Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses. While the Company’s Corporate Governance Guidelines do not prescribe specific diversity criteria for selection of directors, as a matter of practice, the Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (such as gender, ethnicity, age) and experience (such as industry, professional, public service) of current and prospective directors when selecting new directors to facilitate Board deliberations that reflect a broad range of viewpoints.

The Committee’s Charter gives the Committee responsibility to develop and recommend criteria for the selection of new directors to the Board, including, but not limited to diversity, age, skills, experience, time availability and such other criteria as the Committee shall determine to be relevant at the time.

The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders. To date the Committee has not engaged a third party to identify prospective nominees. The Committee will only consider stockholder nominees for Board membership submitted in accordance with the procedures set forth below in “Additional Information-Stockholder Nominations of Candidates for Board Membership.”

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of our stockholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other boards; and

•	the extent to which the prospective nominee contributes to the range of knowledge, diversity, skill and experience appropriate for the Board.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

New directors participate in an orientation program that includes discussions with senior management, background materials on our strategic plan, organization and financial statements and visits to our facilities. We encourage each director to participate in continuing educational programs that are important to maintaining a director’s level of expertise to perform his or her responsibilities as a Board member.

Compensation Committee Interlocks and Insider Participation

The Human Resources Committee (which functions as our compensation committee) is comprised entirely of independent directors. In addition, except as noted below, there are no relationships among our executive officers, members of the Human Resources Committee or entities whose executives serve on the Board of Directors or the Human Resources Committee that require disclosure under applicable regulations of the Securities and Exchange Commission.

Board’s Role in Risk Oversight

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board. The oversight responsibility of the Board and its Committees is made possible by a management report process that is designed to provide both visibility and transparency to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. In this regard, each Committee meets in executive session with key management personnel and representatives of outside advisors (for example, the vice president of internal audit meets in executive session with the Audit Committee).

The areas of focus of the Board and its Committees include competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, compliance, political and reputational risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as outlined below:

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with both the annual operating plan and the long-term plan; major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; acquisitions and divestitures; senior management succession planning.

Audit Committee	Risks and exposures associated with financial matters, including financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines, risk management and credit and liquidity matters.

Nominating and Corporate Governance Committee	Risks and exposures relating to corporate governance and director succession planning.

Human Resources Committee	Risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans.

The Company believes that the Board’s role in risk oversight is facilitated by the leadership structure of the Board. In this regard, the Company believes that, by combining the positions of Chairman of the Board and Chief Executive Officer, the Board gains a valuable perspective that combines the operational experience of a member of management with the oversight focus of a member of the Board. The Company also believes that the division of risk management-related roles among the Company’s full Board, Audit Committee, Nominating and Corporate Governance Committee and Human Resource Committee as noted above fosters an atmosphere of significant involvement in the oversight of risk at the Board level and complements the Company’s risk management policies.

The Board in executive sessions (which are presided over by the Company’s Lead Director) also considers and discusses risk-related matters. This provides a forum for risk-related matters to be discussed without management or the Chairman of the Board and Chief Executive Officer present. The Company’s Lead Director acts as a liaison between the Company’s Chairman of the Board and Chief Executive Officer and the Company’s independent directors to the extent that any risk-related matters discussed at these executive sessions require additional feedback or action.

In setting compensation, the Human Resources Committee also considers the risks to the Company’s stockholders that may be inherent in our compensation programs. We believe that our compensation programs are appropriately structured and provide for a suitable balance between long-term and short-term compensation and have an appropriate performance-based and “at risk” component, and that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

2011 Compensation of Directors

Summary of Compensation. As described more fully below, this chart summarizes the annual compensation for the Company’s non-management directors during 2011:

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	Option Awards ($) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Nonquali-fied Deferred Compen- sation Earnings ($) (f)(3)	All Other Compen- sation ($) (g)	Total ($) (h)
Glenn J. Angiolillo	$76,500	$99,970	—	—	—	—	$176,470
Michael J. Bender	79,000	99,970	—	—	—	—	178,970
E. K. Gaylord II	70,500	99,970	—	—	—	—	170,470
Ralph Horn	110,500	99,970	—	—	—	—	210,470
David W. Johnson	68,500	99,970	—	—	—	—	168,470
Ellen Levine	75,500	99,970	—	—	—	—	175,470
Terrell T. Philen, Jr.	41,250	99,970	—	—	—	—	141,220
Robert S. Prather, Jr.	66,500	99,970	—	—	—	—	166,470
Michael D. Rose	60,500	99,970	—	—	—	—	160,470
Michael I. Roth	79,000	99,970	—	—	—	—	178,970

(1)

The dollar amount listed in this column represents retainer fees actually paid in cash to each director or deferred pursuant to the Director Deferred Compensation Plan, described more fully below. The annual retainer fee for service on the Board of Directors and its committees is payable quarterly. Due to the timing of the payments, dates of board service and changes in committee assignments in 2011, the amounts listed in this column may not necessarily correspond to the amounts listed below under “Cash Compensation of Directors.”

(2)

Represents the grant date fair value of stock awards to directors in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements for the three years ended December 31, 2010, included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on February 24, 2012, for the assumptions made in determining grant date fair values. As described more fully below in “Equity Compensation of Directors”, on May 5, 2011, each director listed above received an annual grant of 3,076 restricted stock units, which will vest fully on the first anniversary date of the grant (unless deferred as described below). As of December 31, 2011, the below-listed non-employee directors held the following restricted stock units (i.e., awards that have not fully vested, including restricted stock units the vesting of which has been deferred by a director until the earlier of a specified date or the end of the director’s Board service): Mr. Angiolillo—10,281; Mr. Bender—7,281; Mr. Gaylord—4,576; Mr. Horn—5,781; Mr. Johnson—3,076; Ms. Levine—3,076; Mr. Philen—3,076; Mr. Prather—5,781; Mr. Rose—7,281; and Mr. Roth—3,076. As of December 31, 2011, the below-listed directors had the following stock options outstanding, which as described below were previously granted in consideration for such director’s Board service (and in the case of Mr. Rose, his previous service as an employee of the Company): Mr. Bender—17,500; Mr. Gaylord—27,000; Mr. Horn—27,000; Ms. Levine—20,000; Mr. Rose—110,000; and Mr. Roth—25,000.

(3)

Messrs. Angiolillo, Gaylord, Horn and Rose elected to defer their annual retainer for service on the Board and committees pursuant to the Company’s Director Deferred Compensation Plan described in “Cash Compensation of Directors” below. No amount is reported in this column as a result of the fact that above-market or preferential earnings are not available under such plan.

Cash Compensation of Directors. The Human Resources Committee reviews and recommends the compensation for directors. Directors who are not employees of the Company will be compensated for their service as a director during 2012 as follows:

Compensation Item	Amount
Fees Payable to All Directors
Annual Retainer	$50,000
Fees Payable to Lead Non-Management Director
Annual Retainer	20,000
Fees Payable to Audit Committee Members
Audit Committee Chair	20,000
Other Audit Committee Members	10,000
Fees Payable to Human Resources Committee Members
Human Resources Committee Chair	12,500
Other Human Resources Committee Members	7,500
Fees Payable to Nominating and Corporate Governance Committee Members
Nominating and Corporate Governance Committee Chair	12,500
Other Nominating and Corporate Governance Committee Members	7,500

The cash compensation set forth above was the same as the cash compensation paid to the Company’s directors during 2011. In addition, each non-employee director receives a fee of $1,500 for each meeting of the Board of Directors attended.

Pursuant to the Company’s Director Deferred Compensation Plan, non-employee directors may defer the fees described above into this plan until their retirement or resignation from the Board. Earnings on fees deferred under this plan accrue based on either, at the participant’s election, the performance of the Company’s common stock or the performance of a pre-determined investment allocation. Currently four (4) non-employee directors (Messrs. Angiolillo, Gaylord, Horn and Rose) participate in this plan.

Mr. Reed does not receive cash compensation for his service as a director. All directors are reimbursed for expenses incurred in attending meetings.

Equity Compensation of Directors. In 2012 each non-employee director will receive, as of the date of the first board meeting following the Annual Meeting, an annual grant of restricted stock units having a fixed dollar value of $100,000, based upon the fair market value of our common stock on the grant date. The restricted stock units will vest fully on the first anniversary of the date of grant, pursuant to our Amended and Restated 2006 Omnibus Incentive Plan, unless deferred by the director until the earlier of a specified date or the end of the director’s Board service.

In 2011 each non-employee director received, as of the date of the first board meeting following the annual meeting of stockholders, an annual grant of restricted stock units having a fixed dollar value of $100,000, based upon the fair market value of our common stock on the grant date. In 2010 each non-employee director received, as of the date of the first board meeting following the annual meeting of stockholders, an annual grant of restricted stock units having a fixed dollar value of $75,000, based upon the fair market value of our common stock on the grant date. The restricted stock units vest on the first anniversary of the date of grant, pursuant to our Amended and Restated 2006 Omnibus Incentive Plan, unless deferred by the director until the earlier of a specified date or the end of the director’s Board service.

From 2007 until 2009, each newly-elected non-employee director received a grant of 3,000 restricted stock units, vesting fully on the first anniversary of the date of grant, pursuant to our Amended and Restated 2006 Omnibus Incentive Plan. In addition, from 2007 until 2009 each non-employee director received, as of the date of the first board meeting following our annual meeting of stockholders, an annual grant of 1,500 restricted stock units, vesting fully on the first anniversary of the date of grant, pursuant to our 2006 Amended and Restated Omnibus Incentive Plan.

Until restricted stock units vest and shares of common stock are issued in conversion of the restricted stock units, the director does not have any rights as a stockholder of the Company with respect to such shares, other than the right to receive a cash payment equal to any dividends paid on the common stock. The restricted stock units permit a director to defer the issuance of the common stock to be issued upon conversion of the restricted stock units to a specific date in the future or until the director’s date of retirement from the Board of Directors, whichever comes first. Shares of common stock issued upon conversion of restricted stock units must be held until six months after the conclusion of a director’s service on the Board of Directors.

Director Stock Ownership Guidelines. In 2006, the Board of Directors adopted stock ownership guidelines for non-employee directors. The guidelines provide that directors must hold a minimum of 5,000 shares of our common stock, with a five-year time period in which to comply with such requirement. Unvested shares of restricted stock or shares of common stock issuable upon conversion of outstanding restricted stock units will be credited toward this requirement. As of December 31, 2011, all of our non-employee directors except Mr. Philen (who first was elected to the Board of Directors in 2011) were in compliance with this requirement.

COMMUNICATIONS WITH MEMBERS OF THE BOARD

Direct Communications with Board Members

Stockholders, employees and other parties interested in communicating directly with members of the Board of Directors (including our non-management directors) may do so by writing to Corporate Secretary, Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214. As set forth in the Corporate Governance Guidelines, the Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. In addition, stockholders, employees and other interested parties may communicate directly with the lead non-management director (Mr. Ralph Horn), individual non-management directors or the non-management directors as group by email at boardofdirectors@gaylordentertainment.com.

Reporting of Ethical Concerns to the Audit Committee of the Board

The Audit Committee of the Board of Directors has established procedures for employees, stockholders, vendors or others to communicate concerns about our ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the Audit Committee, which has responsibility for these matters. Matters may be reported as follows:

•	if you are an employee, contact your manager or human resources representative first (unless the matter involves such person)

•	or contact our General Counsel:

Carter R. Todd

One Gaylord Drive

Nashville, TN 37214

615-316-6186

•	or call the Ethics Hot Line at 1-888-736-9830—on an identified or anonymous basis.

TRANSACTIONS WITH RELATED PERSONS

Since the beginning of the Company’s last fiscal year, there were no related person transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, other than the letter agreement dated as of January 13, 2012, entered into by the Company with TRT (who beneficially owns greater than five percent of the Company’s common stock as noted below under “Security Ownership of Certain Beneficial Owners and Management”), as described above under “Agreements with Respect to Director Nominations—Agreements with TRT Holdings—2012 TRT Agreement”.

Our policies and procedures for the review, approval or ratification of related person transactions (including those required to be disclosed under Item 404(a) of Regulation S-K) are referenced in the charter of the Audit Committee of the Board of Directors and are as follows: Possible related person transactions are first screened by the Company’s legal department for materiality and then sent to the Audit Committee of the Board (or, if otherwise determined by the Board, another committee of the Board) for review, discussion with the Company’s management and independent registered public accounting firm and approval. In its discretion, the Audit Committee (or such other Board Committee) may also consult with the Company’s legal department or external legal counsel. Audit Committee (or such other Board Committee) review and approval of related person transactions would be evidenced in the minutes of the applicable Audit Committee (or such other Board Committee) meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 20, 2012 (unless otherwise noted) for:

•	each of our directors;

•	each of our named executive officers (the executive officers named in the Summary Compensation Table below);

•	each person who is known by us to beneficially own more than five percent (5%) of the outstanding shares of our common stock; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 48,885,242 shares outstanding as of March 20, 2012. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by certain family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of March 20, 2012 or the vesting of restricted stock units which are scheduled to vest within 60 days of March 20, 2012 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. Unless otherwise indicated, the address for each person listed in the table is our principal office.

Name	Number of Shares Owned		Percent of Class
Glenn J. Angiolillo, Director	13,281	(1)	*
Michael J. Bender, Director	27,781	(2)	*
E. K. Gaylord II, Director	152,755	(3)	*
Ralph Horn, Director	54,281	(4)	*
David W. Johnson, Director	12,431	(5)	*
Ellen Levine, Director	30,281	(6)	*
Terrell T. Philen, Jr., Director	3,076	(7)	*
Robert S. Prather, Jr., Director	10,281	(8)	*
Colin V. Reed, Director and Named Executive Officer	1,091,810	(9)	2.2%
Michael D. Rose, Director	164,638	(10)	*
Michael I. Roth, Director	37,966	(11)	*
David C. Kloeppel, Named Executive Officer	246,961	(12)	*
Mark Fioravanti, Named Executive Officer	133,230	(13)	*
Richard A. Maradik, Named Executive Officer	2,150	(14)	*
Carter R. Todd, Named Executive Officer	13,002	(15)	*
TRT Holdings, Inc.	10,643,129	(16)	21.8%
Columbia Wanger Asset Management, L.P.	7,149,250	(17)	14.6%
GAMCO Asset Management, Inc.	6,070,464	(18)	12.4%
BlackRock, Inc.	3,688,895	(19)	7.5%
Dimensional Fund Advisors LP.	2,987,272	(20)	6.1%
Executive officers and directors as a group (16 persons)	2,070,337	(21)	4.2%

*	Less than 1%

(1)

Includes 10,281 shares of common stock issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred by Mr. Angiolillo until the earlier of a specified date or the termination of his service as a director.

(2)

Includes 17,500 shares issuable upon the exercise of exercisable options and 7,281 shares of common stock issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred by Mr. Bender until the earlier of a specified date or the termination of his service as a director.

(3)

Includes 27,000 shares issuable upon the exercise of exercisable options. Includes 4,576 shares of common stock issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred by Mr. Gaylord until the earlier of a specified date or the termination of his service as a director.

(4)

Includes 27,000 shares issuable upon the exercise of exercisable options and 5,781 shares of common stock issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred by Mr. Horn until the earlier of a specified date or the termination of his service as a director.

(5)	Includes 3,076 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 20, 2012.
(6)

Includes 20,000 shares issuable upon the exercise of options exercisable within 60 days of March 20, 2012, and 3,076 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 20, 2012.

(7)	Consists of shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 20, 2012.
(8)

Includes 5,781 shares of common stock issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred by Mr. Prather until the earlier of a specified date or the termination of his service as a director.

(9)

Includes 407,250 shares issuable upon the exercise of options exercisable within 60 days of March 20, 2012. Includes 385,242 shares credited to Mr. Reed’s SERP, as defined below (each of which is the economic equivalent of one share of the Company’s common stock and is payable solely in shares of common stock following Mr. Reed’s termination of employment with the Company). Mr. Reed does not have voting power or investment power with respect to the shares credited to Mr. Reed’s SERP, and his sole right with respect to these shares is to receive these shares upon termination of his employment in accordance with the terms of Mr. Reed’s employment agreement. See “Nonqualified Deferred Compensation-Supplemental Executive Retirement Plan” for a further discussion of Mr. Reed’s SERP shares. Does not include the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards: 45,500 (granted on February 4, 2008); 27,250 (granted on February 3, 2010); and 44,000 (granted on February 8, 2012). Does not include the following shares of common stock issuable upon the satisfaction of criteria with respect to performance-based restricted stock unit awards: 24,000 (granted on February 2, 2011); and 44,000 (granted on February 8, 2012). See “Compensation Discussion and Analysis” for a further discussion of these restricted stock unit awards.

(10)

Includes 70,000 shares issuable upon the exercise of options exercisable within 60 days of March 20, 2012 and 7,281 shares of common stock issuable upon the vesting of restricted stock unit awards, the vesting of which has been deferred by Mr. Rose until the earlier of a specified date or the termination of his service as a director.

(11)

Includes 25,000 shares issuable upon the exercise of options exercisable within 60 days of March 20, 2012. Includes 3,076 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 20, 2012.

(12)

Includes 140,750 shares issuable upon the exercise of options exercisable within 60 days of March 20, 2012. Does not include the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards: 18,750 (granted on February 4, 2008); 21,750 (granted on June 22, 2009); 17,500 (granted on February 3, 2010) and 15,000 (granted on February 8, 2012). Does not include the following shares of common stock issuable upon the satisfaction of criteria with respect to performance-based restricted stock unit awards: 14,000 (granted on February 2, 2011); and 15,000 (granted on February 8, 2012). See “Compensation Discussion and Analysis” for a further discussion of these restricted stock unit awards.

(13)

Includes 91,775 shares issuable upon the exercise of options exercisable within 60 days of March 20, 2012. Does not include the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards: 5,000 (granted on February 4, 2008); 5,500 (granted on June 22, 2009); 9,950 (granted on February 3, 2010) and 9,000 (granted on February 8, 2012). Does not include the following shares of common stock issuable upon the satisfaction of criteria with respect to performance-based restricted stock unit awards: 5,000 (granted on February 2, 2011); and 9,000 (granted on February 8, 2012). See “Compensation Discussion and Analysis” for a further discussion of these restricted stock unit awards.

(14)

Consists of shares issuable upon the exercise of options exercisable within 60 days of March 20, 2012. On February 2, 2012, Mr. Maradik submitted his resignation as Senior Vice-President and Chief Marketing Officer, effective March 1, 2012, in order to pursue other opportunities. In connection with his resignation, Mr. Maradik forfeited all of the outstanding restricted stock unit awards and unvested options to purchase common stock previously granted to him.

(15)

Includes 4,650 shares issuable upon the exercise of options exercisable within 60 days of March 20, 2012. Does not include the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards: 5,000 (granted on February 4, 2008); 8,500 (granted on February 3, 2010); and 4,500 (granted on February 8, 2012). Does not include the following shares of common stock issuable upon the satisfaction of criteria with respect to performance-based restricted stock unit awards: 2,900 (granted on February 2, 2011); and 4,500 (granted on February 8, 2012). See “Compensation Discussion and Analysis” for a further discussion of these restricted stock unit awards.

(16)

Based upon information set forth in Amendment No. 7 to Schedule 13D, filed with the Securities and Exchange Commission on January 17, 2012, by TRT Holdings, Inc. and Robert B. Rowling. Mr. Rowling indirectly owns all of the shares of the Company held by TRT Holdings, Inc. due to his ownership of all of the shares of Class B Common Stock of TRT Holdings, Inc. TRT Holdings, Inc. has sole voting and dispositive power with respect to 10,643,129 shares. Mr. Rowling directly owns 4,500 shares of the Company’s common stock. The address for TRT Holdings, Inc. is 600 East Las Colinas Blvd., Suite 1900, Irving, Texas 75039.

(17)

Based on information set forth in Amendment No. 5 to Schedule 13G, filed with the Securities and Exchange Commission on February 10, 2012 by Columbia Wanger Asset Management, L.P. (“CWAM”). CWAM has sole voting power with respect to 6,587,250 shares and sole dispositive power with respect to 7,149,250 shares. The shares listed include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by CWAM. The address for CWAM is 227 West Monroe Street, Suite 300, Chicago, Illinois 60606.

(18)

Based upon information set forth in Amendment No. 37 to Schedule 13D, filed with the Securities and Exchange Commission on December 1, 2011 jointly by: GGCP, Inc. (“GGCP”), GGCP Holdings LLC (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG-IV”), and Mario Gabelli. GGCP makes investments for its own account and is the manager and a member of GGCP Holdings which is the controlling shareholder of GBL. GBL, a public company listed on the New York Stock Exchange, is the parent company for a variety of companies engaged in the securities business, including those named below. GAMCO (which has sole voting power with respect to 4,514,936 shares of the Company’s common stock and sole dispositive power with respect to 4,737,436 shares of the Company’s common stock), a wholly-owned subsidiary of GBL, is an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”). GSI (which has sole voting and dispositive power with respect to 7,000 shares of the Company’s common stock), a majority-owned subsidiary of GBL, is an investment adviser registered under the Advisers Act and serves as a general partner or investment manager to limited partnerships and offshore investment companies and other accounts. Gabelli Funds, a wholly owned subsidiary of GBL, is a limited liability company. Gabelli Funds (which has sole voting and dispositive power with respect to 1,289,728 shares of the Company’s common stock) is an investment adviser registered under the Advisers Act which provides advisory services for registered investment companies. Teton Advisors (which has sole voting and dispositive power with respect to 4,000 shares of the

Company’s common stock), is an investment adviser registered under the Advisers Act which provides discretionary advisory services to registered investment companies. MJG Associates (which has sole voting and dispositive power with respect to 5,000 shares of the Company’s common stock) provides advisory services to private investment partnerships and offshore funds. Mario Gabelli is the sole shareholder, director and employee of MJG Associates. The Foundation (which has sole voting and dispositive power with respect to 3,000 shares of the Company’s common stock) is a private foundation. Mario Gabelli is the Chairman, a Trustee and the Investment Manager of the Foundation. Elisa M. Wilson is the President of the Foundation. Mario Gabelli is the controlling stockholder, Chief Executive Officer and a director of GGCP and Chairman and Chief Executive Officer of GBL. Mario Gabelli is also a member of GGCP Holdings. Mario Gabelli is the controlling shareholder of Teton Advisors. MJG-IV (which has sole voting and dispositive power with respect to 10,000 shares of the Company’s common stock) is a family partnership in which Mario Gabelli is the general partner. Mario Gabelli has less than a 100% interest in MJG-IV. MJG-IV makes investments for its own account. Mario Gabelli disclaims ownership of the securities held by MJG-IV beyond his pecuniary interest. Mario Gabelli has sole voting and dispositive power with respect to 14,300 shares of the Company’s common stock. The above-referenced reporting persons do not admit that they constitute a group. The address for all of the above-referenced reporting persons is One Corporate Center, Rye, New York 10580.
(19)

Based on information set forth in Schedule 13G, filed with the Securities and Exchange Commission on February 9, 2012, by BlackRock, Inc. BlackRock, Inc. has sole voting and dispositive power with respect to 3,688,895 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(20)

Based on information set forth in Amendment No. 1 to Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2012 by Dimensional Fund Advisors LP (“DFA”). DFA has sole voting power with respect to 2,920,232 shares and sole dispositive power with respect to 2,987,272 shares. The address for DFA is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(21)

Includes 906,775 shares issuable upon the exercise of options issued to executive officers and directors exercisable within 60 days of March 20, 2012. Includes 385,242 shares of common stock credited to Mr. Reed’s SERP. Does not include 385,600 shares of common stock issuable upon the vesting of time-based and performance-based restricted stock unit awards granted to the Company’s executive officers that do not vest within 60 days of March 20, 2012. Includes 9,228 shares of common stock issuable upon the vesting of restricted stock unit awards issued to directors within 60 days of March 20, 2012 and 40,981 shares of common stock issuable to directors upon the vesting of restricted stock unit awards, the vesting of which has been deferred by the director until the earlier of a specified date or the termination of service as a director.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis reviews the objectives and elements of our executive compensation program and discusses the 2011 compensation decisions regarding our named executive officers:

•	Colin V. Reed—Chairman and Chief Executive Officer

•	David C. Kloeppel—President and Chief Operating Officer

•	Mark Fioravanti—Executive Vice-President and Chief Financial Officer

•	Richard A. Maradik—Senior Vice-President and Chief Marketing Officer

•	Carter R. Todd—Executive Vice-President, Secretary and General Counsel

Overview

General. We are a lodging and hospitality company focusing on the large group meetings segment of the hospitality industry. The Human Resources Committee (the “Committee”) of the Board establishes compensation programs which are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Human Resources Committee establishes with the objective of increasing stockholder value. In line with our pay for performance philosophy, the total compensation received by our named executive officers will vary based on individual and corporate performance measured against performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation and long term equity incentive awards.

2011 Company Achievements. Despite a continuing challenging economic and operating environment faced by the hospitality industry in 2011, the Company delivered a solid financial performance, including:

•

The Company’s income from continuing operations for 2011 was $10.1 million, or $0.20 per diluted share (based on 49.8 million weighted average shares outstanding), which exceeded our internal budget projections.

•

The Company’s consolidated cash flow, or CCF (as defined below in “Compensation Programs for 2011—Annual Cash Incentive Compensation”), was its highest ever in 2011 and exceeded our internal budget projections.

Advisory Vote on Executive Compensation. At its annual meeting in May 2011, the Company held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 90% of stockholder votes cast in favor of our 2011 say-on-pay resolution. As the Committee evaluated the Company’s compensation practices throughout 2011, it was mindful of the strong support the stockholders expressed for the Company’s compensation philosophy. As a result, following the Committee’s annual review of the Company’s compensation philosophy, the Committee decided to retain the Company’s general approach to executive compensation, with an emphasis on short- and long-term incentive compensation that rewards our executives for meeting their performance objectives and enhancing long-term stockholder value. The Committee intends to continue to consider the outcome of the Company’s advisory say-on-pay votes when making future executive compensation decisions.

In addition, at the Company’s 2011 annual meeting, the Company held a stockholder advisory vote regarding the frequency of the Company’s say-on-pay vote, commonly referred to as a say-on-pay frequency vote. At the 2011 annual meeting, the Company recommended that the Company’s stockholders vote in favor of an annual say-on-pay vote, and a strong majority of the stockholders voted in favor of the Company’s recommendation. Accordingly, the Company will hold an annual advisory stockholder vote on executive compensation until the next say-on-pay frequency vote is required to be held by the Company in 2017.

2011 Compensation Decisions

As a result of the factors discussed above and the other factors discussed below, the Committee took the following key compensation actions in 2011:

•

Base Salaries: Mr. Reed and Mr. Kloeppel did not receive an increase in their base salaries in 2011. Small annual merit increases were given in 2011 to other director-level and above employees, including Mr. Maradik and Mr. Todd. Mr. Fioravanti’s base salary was increased to a level commensurate with chief financial officers at comparable companies (using the methodology described below).

•

Annual Cash Incentive Compensation. Each of the named executive officers received annual cash incentive compensation at a level slightly above the “target” performance level set by the Committee, and the Committee awarded Mr. Reed an additional amount of discretionary annual cash incentive compensation.

•

Long-Term Equity Incentive Compensation. The named executive officers received long-term equity incentive awards in 2011 in the form of performance-based restricted stock units and time-based stock options.

Compensation Philosophy

Role of the Human Resources Committee

The Committee establishes and monitors compliance with our compensation philosophy. The Committee makes sure that the total compensation paid to our named executive officers and our other executives is fair, reasonable and competitive. The Committee also oversees the Board’s and management’s evaluation of the performance of the named executive officers and administration of our cash- and equity-based incentive plans. The Committee acts under a written charter adopted by the Committee and the Board, which is reviewed at least annually by the Committee. You can view the charter on our website, www.gaylordentertainment.com (under “Corporate Governance” on the Investor Relations page).

The Committee is comprised solely of “non-employee directors” as defined in Rule 16b-3 of the rules promulgated under the Securities and Exchange Act of 1934, as amended, “outside directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined in Section 303A.02 of the New York Stock Exchange corporate governance listing standards. The Nominating and Corporate Governance Committee of our Board determines independence and recommends Committee membership based on such knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Committee.

The Decision-Making Process and the Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for our named executive officers. These compensation decisions are ratified by the Company’s Board of Directors. Our Chief Executive Officer annually reviews the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Committee). Recommendations based on these reviews are discussed with the Committee. The Committee then discusses and approves compensation for each named executive officer, based on such factors as the compensation analysis performed by the Committee’s external compensation consultant, the Chief Executive Officer’s assessment of individual performance and our performance. Since 2007, the Committee has engaged Towers Watson & Co., formerly Watson Wyatt & Company (“Towers Watson”), to assist it in reviewing our compensation strategies and plans. The engagement of Towers Watson and its work on behalf of the Committee has not raised any conflict of interest with respect to either the Company or the Committee.

The process is similar for determining compensation for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then meets in executive session to discuss and set his compensation, based on the compensation analysis performed by the Committee’s external compensation consultant and the Committee’s assessment of the Chief Executive Officer’s performance and our performance.

Compensation Objectives

Our executive compensation program is designed to achieve the following key objectives:

•	Attract and Retain highly qualified executives by providing competitive pay for each position, based on compensation levels at other similarly-sized companies and other hospitality companies.

•	Pay for Performance by providing appropriate incentives for each executive to achieve our financial goals and to achieve the relevant goals established for that executive.

•	Align Executive and Stockholder Interests by rewarding performance that enhances long-term stockholder value.

The Committee believes that a compensation program with these objectives is the most effective type of executive compensation program for the Company.

Compensation Programs for 2011

In determining total compensation for 2011, the Committee assessed the performance, responsibilities, expectations and experience of each named executive officer. The Committee also reviewed data provided by Towers Watson derived from several broad-based market-wide studies. This includes data from nationally recognized surveys prepared by Towers Watson and other third-party consultants in order to obtain a general understanding of current compensation practices. These market-wide studies were comprised of companies operating in various markets and industries (excluding financial services companies) with an annual revenue size comparable to our revenue size. When preparing the data derived from these studies delivered to the Committee, Towers Watson used a regression analysis to adjust for differences in the size of the surveyed companies compared to us. The revenue regression used to determine comparative market levels for us from published data sources was $930 million. In addition, for purposes of structuring our compensation program, the Committee also approved a peer group of companies and reviewed data compiled by Towers Watson regarding the structure of compensation programs at those companies, which were:

• Ameristar Casinos, Inc.	• The Marcus Corp.
• Bluegreen Corp.	• Morgans Hotel Group Co.
• Boyd Gaming Corp.	• MTR Gaming Group, Inc.
• Cedar Fair, L.P.	• Penn National Gaming, Inc.
• Choice Hotels International, Inc.	• Pinnacle Entertainment, Inc.
• Hyatt Hotels Corp.	• Starwood Hotels & Resorts Worldwide, Inc.
• International Speedway Corp.	• Vail Resorts, Inc.
• Isle of Capri Casinos, Inc.	• Wyndham Worldwide Corp.

This peer group was selected because of each company’s industry classification, size and existence of publicly available data with respect to such companies. The median size of the peer group was $958 million in revenue. The peer group information was used for purposes of structuring our compensation program only, and the published survey data was used primarily to understand market-competitive levels of pay. Together these two sources of data helped inform the Committee’s decisions on compensation but did not dictate the compensation actually paid to our named executive officers.

Target Total Compensation

In 2011, the named executive officers’ total compensation package consisted of three primary elements:

•	Base Salary, which was intended to guarantee cash compensation at a level appropriate for the named executive officer’s experience and responsibilities;

•	Annual Cash Incentive Compensation, which primarily reflected our financial performance, in accordance with the goals established by the Committee; and

•	Long-Term Equity Incentive Compensation, which was designed to align the interests of the named executive officers and our stockholders.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Instead, the Committee reviews information provided by its compensation consultant and other factors to determine the appropriate level and mix of incentive compensation. Historically, the Committee has granted a majority of total compensation to the named executive officers in the form of incentive compensation.

In 2011, the Committee attempted to provide total compensation to each named executive officer that was competitive based on current compensation practices. In setting target total compensation for each named executive officer, the Committee also confirmed that the past individual performance of each named executive officer did not merit a lower level of total compensation.

The Committee generally endeavors to provide a total target compensation package to our named executive officers that is between the 50th and 75th percentile of total compensation paid to executives in comparable positions based on the data derived from the market-wide studies noted above (using a regression analysis to adjust for differences between our size and the size of the surveyed companies). In determining target total compensation for this purpose in 2011 in comparison to the market-wide studies noted above, the Committee took into account each named executive officer’s 2011 base salary and 2011 target cash incentive compensation opportunity, as well as the fair value of the performance-based restricted stock unit awards and stock options granted to our named executive officers in early 2011 as described below. In this determination, the Committee did not take into account any amounts included under “All Other Compensation” in the 2011 Summary Compensation Table below as the result of the fact that the market-wide studies referenced above do not include compensation of this nature when determining total compensation.

In 2011, the target total compensation of Messrs. Reed, Fioravanti, Maradik and Todd was within this 50th to 75th percentile. The target total compensation of Mr. Kloeppel was slightly above this 75th percentile as the result of the significance of Mr. Kloeppel’s responsibilities and role within the Company.

Except with respect to Mr. Kloeppel (whose compensation was slightly above the 75th percentile), the compensation actually received by each of our named executive officers during 2011 in respect of the elements of compensation taken into account in setting target total compensation (that is, all 2011 compensation reflected in the 2011 Summary Compensation Table below, other than amounts included under “All Other Compensation” for the reason noted above) was between the 50th and 75th percentile of total compensation based on the market-wide studies noted above.

Base Salary

We seek to provide base salaries for our named executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. We also seek to provide base salaries that are competitive with comparable positions at other companies, using the market surveys described above for guidance.

In February 2011, the Committee reviewed the base salary to be paid to the named executive officers for the 2011 fiscal year. In assessing the base salary to be paid to the named executive officers for the 2011 fiscal year, the Committee considered the overall economic environment in the United States and in the hospitality industry, as well as expected economic conditions in 2011. The Committee further considered the market competitiveness of the base salary to be paid to each named executive officer, in light of the market-wide studies described above, as well as in light of each officer’s scope of responsibility at the Company. The Committee also considered the impact of base salaries paid in 2010 to each named executive officer, as well as the percentage increase in base salary to be given to the Company’s other employees in 2011.

Based on these considerations, the Committee determined that the base salaries for Mr. Reed and Mr. Kloeppel should remain unchanged and that Mr. Maradik and Mr. Todd should receive small increases in base salary. The Committee also determined that Mr. Fioravanti should receive an approximately 14% increase in his base salary due to the fact that his base salary was below the median base salary of chief financial officers at companies within the market-wide studies noted above (after giving effect to a regression analysis to adjust for differences between our size and the size of surveyed companies). Accordingly, base salaries for the named executive officers for 2011 were set at:

Name	2011 Base Salary	2010 Base Salary	Percentage Increase
Colin V. Reed	$910,000	$910,000	—
David C. Kloeppel	700,000	700,000	—
Mark Fioravanti	410,000	361,000	13.6%
Richard A. Maradik	340,000	333,000	2.1%
Carter R. Todd	314,000	308,000	1.9%

Annual Cash Incentive Compensation

2011 Incentive Compensation Plan. At the beginning of 2011, as is customary, the Committee established the parameters of the annual cash incentive program for the named executive officers. In this regard, as described below, the Committee established earnings per share, or EPS, targets for the payment of annual incentive compensation during 2011. At the time the Committee established these targets, the Committee provided that the Company’s actual earnings per share would be adjusted upon the occurrence of certain extraordinary events.

Plan Design. The Company’s named executive officers and other employees participate in our cash incentive plan in accordance with stockholder-approved criteria specified in our omnibus incentive plans. Our annual cash incentive plan is designed to motivate the named executive officers by directly linking the payment of cash incentive compensation to the attainment of designated financial goals. The annual cash incentive compensation paid to the named executive officers in 2011 was based on the level of achievement of Company EPS, calculated in accordance with generally accepted accounting principles (subject to adjustment by the Committee as described below). The Committee selected EPS because it is one of the principal tools used by our management and our investors in evaluating our financial performance.

In determining whether the named executive officers met their designated EPS goals, the Committee may provide for certain adjustments to this calculation in order to take into account certain extraordinary or unusual transactions or events as set forth in our Amended and Restated 2006 Omnibus Incentive Plan which cause this calculation to more accurately reflect our actual performance. As described below, the Committee provided for such adjustments at the time of setting EPS goals in 2011. The Committee also retains the discretion to lower the amount of, or not award, annual cash incentive compensation otherwise payable to a named executive officer if the officer does not attain a minimum-level annual performance rating.

2011 Performance Goals. In February 2011, the Committee established the following performance goals for our annual cash incentive plan for 2011:

•

“Threshold” Performance Goal: the goal meriting payment of the minimum cash incentive award opportunity established by the Committee. For 2011 the Committee set the “threshold” performance goal at EPS of ($0.151).

•

“Target” Performance Goal: the goal meriting payment of the target cash incentive award opportunity established by the Committee. For 2011, the Committee set the “target” performance goal at EPS of $0.162.

•

“Stretch” Performance Goal: the goal meriting payment of the maximum cash incentive award opportunity established by the Committee. For 2011, the Committee set the “stretch” performance goal at EPS of $0.467.

The Committee set the EPS “target” performance goal at our projected EPS level for 2011, as the Committee believed that achieving this goal would represent a significant step in meeting our long-term strategic and financial objectives. In choosing this goal, the Committee considered the general economic climate expected in 2011, the expected conditions in the hospitality industry during 2011 and our expected financial results during 2011. In setting the “threshold,” “target” and “stretch” performance goals for 2011, the Committee attempted to ensure that the relative level of difficulty of achieving these levels was generally consistent with prior years.

In February 2011, the Committee approved the following potential bonus award opportunities (set as a percentage of base salary) under the cash incentive plan for each named executive officer for 2011:

	Percentage of Base Salary Payable Upon Achievement of EPS Performance
	Threshold Performance Goal	Target Performance Goal	Stretch Performance Goal
Colin V. Reed	50%	100%	200%
David C. Kloeppel	45%	90%	180%
Mark Fioravanti(1)	30%	60%	120%
Richard A. Maradik	30%	60%	120%
Carter R. Todd	30%	60%	120%

(1)

Effective August 1, 2011, in connection with his promotion from Senior Vice-President to Executive Vice-President Mr. Fioravanti’s potential bonus award opportunities (set as a percentage of base salary) under the cash incentive plan were increased to 35% (threshold); 70% (target); and 140% (stretch) for the remainder of 2011, and his cash incentive award was calculated on a prorated basis.

The percentage of salary awarded for performance falling between the “threshold” and “target” goals and the “target” and “stretch” goals is based on actual results achieved using interpolation.

2011 Cash Incentive Awards. In analyzing our results for the purpose of determining the extent to which annual cash incentive plan compensation had been earned, the Committee took note of the fact that despite a continuing challenging economic and operating environment within the hospitality industry, we delivered strong operating and financial results and accomplished the following achievements:

•

For the full year 2011, income from continuing operations was $10.1 million, or $0.20 per diluted share (based on 49.8 million weighted average shares outstanding). This level of performance exceeded our internal budget projections.

•

The Company produced its highest full-year level of consolidated cash flow[1], or CCF, ever in 2011 primarily due to record-setting full-year CCF performances at Gaylord Opryland and Gaylord Texan. CCF for the full year 2011 increased by 45.7 percent to $217.2 million, as compared to $149.0 million in 2010. Although the amount of this increase was due in large part to a full year of operations at Gaylord Opryland in 2011 as compared to 2010 (as a result of the flood closure of the hotel from May to November 2010), our CCF performance also exceeded our internal budget projections.

As noted above, under the terms of our Amended and Restated 2006 Omnibus Incentive Plan, the Committee provided that adjustments to our EPS calculation would be made in order to take into account certain extraordinary or unusual transactions or events to cause this calculation to more accurately reflect our actual performance. As a result of this analysis, the Committee determined that a $0.003 upward adjustment to EPS, primarily as a result of the facility renovation program at the Gaylord Palms resort undertaken in 2011, was appropriate for purposes of determining the compensation to be paid to the named executive officers under the annual cash incentive plan.

Our EPS during 2011 was $0.211. As described above, the Committee adjusted the Company’s EPS for purposes of evaluating the incentive awards to $0.214. Based upon that determination, the Committee concluded that adjusted EPS for determining compliance with Section 162(m) was $0.214 per share, which exceeded our target EPS goal of $0.162 but which was below our stretch EPS goal of $0.467. The resulting payout, using interpolation, was at a level equal to 117% of target bonus levels.

As a result, the Committee determined that each of our named executive officers other than Mr. Reed should receive cash incentive compensation in an amount equal to approximately 117% of the target bonus amount. With respect to Mr. Reed, the Committee determined that in addition to the amount described above, Mr. Reed should also receive an additional discretionary payment as a result of his performance in 2011, as measured against Mr. Reed’s 2011 non-financial goals established by the Committee.

[1]	Consolidated cash flow, or CCF, is a non-GAAP financial measure which, as defined in the indenture governing the Company’s outstanding 6.75% senior notes, equals Adjusted EBITDA (as defined below) plus pre-opening costs, impairment charges, the non-cash portion of the Company’s Florida hotel ground lease, certain other non-cash expenses, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets and other gains and losses. The CCF measure is used by the Company because it is one of the principal tools used by the Company’s management in evaluating the operating performance of the Company’s business and represents the method by which the indenture governing the Company’s outstanding 6.75% senior notes calculates whether or not the Company can incur additional indebtedness (for instance, in order to incur additional indebtedness, CCF for the most recent fiscal quarters as a ratio of debt service must be at least 2 to 1). The Company’s Adjusted EBITDA is a non-GAAP financial measure which essentially equals the Company’s operating income (loss) plus depreciation and amortization. The calculation of the Company’s CCF and Adjusted EBITDA may be different than the method used by other companies and therefore comparability may be limited. Adjusted EBITDA and CCF should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or cash from operations. A reconciliation of the Company’s Adjusted EBITDA and the Company’s CCF to the Company’s net income (loss) for the 2011 and 2010 fiscal years is included as Annex A to this Proxy Statement.

Accordingly, the annual cash incentive compensation awards made to each named executive officer for 2011 were:

Name	Annual Cash Incentive Compensation	Discretionary Cash Incentive Compensation
Colin V. Reed	$1,065,150	$34,850
David C. Kloeppel	737,412	—
Mark Fioravanti	300,044	—
Richard A. Maradik	237,636	—
Carter R. Todd	219,540	—

The Committee also reviewed the annual performance rating of each named executive officer and determined that each named executive officer met the minimum-level performance rating.

Long-Term Equity Incentive Compensation

Program Design. The Committee believes that a powerful way to align the long-term interests of the named executive officers with those of our stockholders is to award equity-based compensation, which may take the form of stock options, restricted stock, restricted stock unit awards or other equity-based awards pursuant to the terms of our Amended and Restated 2006 Omnibus Incentive Plan. A significant percentage of each named executive officer’s targeted total compensation is allocated to incentive compensation, including equity-based incentive compensation.

2011 Equity Incentive Compensation Awards. At its February 2, 2011 meeting, the Committee also reviewed the long-term incentive compensation program decisions implemented in 2010. Based on this review, the Committee determined that long-term equity incentive compensation awards should be made to the named executive officers for 2011 to reinforce the goals of rewarding performance and encouraging retention. The Committee decided to structure the new incentive awards as a combination of performance-based restricted stock unit awards (which as described below are based on the Company’s achievement of designated consolidated cash flow2, or CCF, performance goals) and time-based stock option awards. Some, all or none of the restricted stock unit awards will vest on February 2, 2014 as follows:

•

If the Company’s actual average CCF performance over the 2011-2013 fiscal years exceeds the three-year average of an annual “target” CCF performance goal established by the Committee for each such fiscal year (a level established by the Committee which will warrant full payment of the award), 100% of the award will vest.

•

If the Company’s actual average CCF performance over the 2011-2013 fiscal years falls below the three-year average of an annual “threshold” CCF performance goal established by the Committee for each such fiscal year (a level established by the Committee which will warrant the minimum level of payment under the terms of the award), none of the award will vest.

[2]	For purposes of the award agreements governing these restricted stock unit awards, the Company’s CCF is a non-GAAP financial measure which will be computed by adding to the Company’s adjusted EBITDA the Company’s pre-opening costs, the non-cash portion of the Company’s Florida hotel ground lease and other gains and losses, as such terms are used in the financial reports regularly prepared by the Company for the Committee. The Company’s CCF, as calculated under these award agreements, may not be fully comparable to other calculations of consolidated cash flow by the Company, including under the indenture governing the Company’s outstanding 6.75% senior notes. This CCF measure, as calculated under the award agreements, is used by the Company because it is one of the principal tools used by the Company’s management in evaluating the operating performance of the Company’s business. Adjusted EBITDA and CCF, as defined under these award agreements, should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or cash from operations.

•

If the Company’s actual average CCF performance over the 2011-2013 fiscal years equals or exceeds the three-year “threshold” average CCF performance goal but falls below the three-year “target” average CCF performance goal, 50% to 100% of the award will vest on a proportional basis using straight-line interpolation.

The “target” and “threshold” CCF performance goals for each of the three fiscal years will be approved by the Committee within 90 days of the beginning of the applicable fiscal year. The stock options awarded to the named executive officers will vest ratably over a four year period, beginning on February 2, 2012.

The following long-term equity incentive compensation awards, the terms of which were described above, were made to the named executive officers for 2011:

Name	Number of Performance-Based Restricted Stock Unit Awards Available to Vest on February 2, 2014	Number of Time- Based Stock Option Awards Vesting Over Four Years	Exercise Price of Stock Option Awards
Colin V. Reed	24,000	70,000	$34.30
David C. Kloeppel	14,000	40,000	$34.30
Mark Fioravanti	5,000	15,500	$34.30
Richard A. Maradik	2,900	8,600	$34.30
Carter R. Todd	2,900	8,600	$34.30

Other Compensation Elements in 2011

Employment Agreements. In February 2008 we entered into employment agreements with each of the named executive officers which had an initial two-year term, with automatic renewal terms of two years each (unless either party provides the other with prior notice of non-renewal). In 2010, the Company and each named executive officer agreed to eliminate the Company’s obligation to reimburse the named executive officers for certain excise tax payments that may have applied under Internal Revenue Code Sections 4999 and 280G in connection with compensation payable after a change in control of the Company. The terms of the employment agreement for each named executive officer, including a description of required severance and/or change of control payments in designated circumstances, are more fully described under “Potential Payments on Termination or Change of Control” below.

Retirement Plans. We currently maintain a tax-qualified 401(k) retirement savings plan (the “401(k) Savings Plan”). The 401(k) Savings Plan enables our employees to contribute a portion of their annual salary, subject to a limit prescribed by the Internal Revenue Service (the “IRS”), to the 401(k) Savings Plan on a before-tax basis. Our named executive officers, along with certain other highly compensated employees, may contribute the lesser of up to 40% of annual salary on a before-tax basis or an IRS-prescribed limit. We make matching contributions of 100% of each participant’s contributions, up to four percent of the participant’s pay, which are fully vested upon contribution.

Participants in the 401(k) Savings Plan may choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time, plus a Company stock fund. Participants can daily change their investment selections prospectively by contacting the 401(k) Savings Plan’s trustee.

In addition to the 401(k) Savings Plan, the named executive officers, in addition to certain other eligible executive officers, are entitled to participate in an unfunded, unsecured deferred compensation plan (the “Supplemental Deferred Compensation Plan”). Deferrals of compensation under the Supplemental Deferred Compensation Plan by each named executive officer and our matching obligations are discussed in further detail under “Nonqualified Deferred Compensation” below. We believe that this plan provides an important retirement savings vehicle for senior executive officers.

We have also agreed to pay Mr. Reed a supplemental executive retirement benefit (“SERP”). This benefit, which is discussed in more detail under “Nonqualified Deferred Compensation” below, was in the Committee’s view essential to attracting Mr. Reed to employment with us and has proved valuable in securing his extended employment as well.

Perquisites and Other Personal Benefits. We provide the named executive officers with a limited number of perquisites and other personal benefits whose primary purpose is to minimize distractions from the executives’ attention to important Company initiatives. The Committee believes the perquisites and other personal benefits provided to the named executive officers are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.

We provide the following perquisites to the named executive officers, all of which are quantified in the Summary Compensation Table below:

•

Reimbursement for financial counseling and tax preparation, car allowance and additional life and disability insurance benefits (including in some instances the payment of a small “gross up” amount to compensate the executive for the additional taxable income associated with such benefits, as described in footnote 6 of the Summary Compensation Table below), not available to all employees generally. We believe these benefits enable us to be competitive in the market for executive talent and allow the named executive officers to devote additional time and energy to our business.

•

Limited personal use of our aircraft. We believe that this benefit provides better security for the named executive officers and allows them to devote additional time to our business. If the named executive officer’s spouse or other guest accompanies him, that person’s personal use of the aircraft is considered a personal benefit to him. This benefit is taxable to the named executive officer in accordance with Internal Revenue Service regulations.

•	Reimbursement for physical examinations. This benefit is intended to encourage executives to protect their health.

Compensation Decisions for 2012

At its February 8, 2012 meeting, the Committee reviewed the compensation to be paid to the named executive officers for the 2012 fiscal year in light of its primary goals of providing compensation that is competitive in the marketplace, that provides appropriate performance incentives and that aligns the interests of our named executive officers and its stockholders. In making its decisions, the Committee also considered the effect of its compensation decisions made in previous years.

Base Salary

In assessing the base salary to be paid to the named executive officers for the 2012 fiscal year, the Committee reviewed the factors described above. The Committee also considered the impact of base salaries paid in 2011 to each named executive officer. Based on this review, the Committee determined that the base salaries for the named executive officers in 2012 should generally remain the same as in 2011. However, the Committee determined that Mr. Fioravanti and Mr. Todd should receive small increases in base salary to meet the objectives described above. Accordingly, base salaries for the named executive officers for 2012 were set at:

Name	2012 Base Salary		2011 Base Salary	Percentage Increase
Colin V. Reed	$910,000		$910,000	—
David C. Kloeppel	700,000		700,000	—
Mark Fioravanti	430,000		410,000	4.9%
Richard A. Maradik	n/a	(1)	340,000	n/a
Carter R. Todd	324,000		314,000	3.2%

(1)	On February 2, 2012, Mr. Maradik submitted his resignation as Senior Vice-President and Chief Marketing Officer, effective March 1, 2012, in order to pursue other opportunities. Accordingly, the Committee did not establish a base salary for Mr. Maradik.

Annual Cash Incentive Compensation

At its February 8, 2012 meeting, the Committee also established criteria for 2012 cash incentive plan compensation pursuant to Section 11 of the Amended and Restated 2006 Omnibus Incentive Plan. Each named executive officer will have the opportunity to earn cash incentive compensation equal to the percentage of his 2012 salary set forth in the table below based upon achievement of designated EPS performance goals established by the Committee.

	Percentage of Base Salary Payable Upon Achievement of EPS Performance
	Threshold Performance Goal	Target Performance Level	Stretch Performance Level
Colin V. Reed	50%	100%	200%
David C. Kloeppel	45%	90%	180%
Mark Fioravanti	35%	70%	140%
Richard A. Maradik(1)	n/a	n/a	n/a
Carter R. Todd	30%	60%	120%

(1)	As a result of Mr. Maradik’s resignation described above, the Committee did not establish cash incentive compensation percentages for Mr. Maradik.

The Committee set the EPS “target” performance goal at our projected EPS level for 2012, as the Committee believes that achieving this goal will represent a significant step in meeting our long-term strategic and financial objectives. In making determinations of the desired “threshold,” “target” and “stretch” performance goals, the Committee also considered the general economic climate and the specific market conditions that we are likely to face in 2012. The Committee attempted to set the “threshold,” “target” and “stretch” performance goals to ensure that the relative level of difficulty of achieving these levels was generally consistent with prior years.

In determining whether the named executive officers meet their designated Company EPS goals in 2012, the Committee will adjust the actual EPS for the year to exclude losses or expense related to certain extraordinary, non-recurring events or occurrences as set forth in the Amended and Restated 2006 Omnibus Incentive Plan (and may exclude any items of income or gain) before exercising any negative discretion in determining the final amounts of the cash incentive awards to ensure that such awards accurately reflect our actual performance. The Committee also can lower the amount of, or not award, annual cash incentive compensation otherwise payable to an officer under the cash incentive plan for 2012 if the officer does not attain a minimum-level annual performance rating.

Long-Term Equity Incentive Compensation

Award of 2012 Restricted Stock Units and Stock Options. At its February 8, 2012 meeting, the Committee also reviewed the long-term incentive compensation program decisions implemented in 2011. Based on this review, the Committee determined that long-term equity incentive compensation awards should be made to the named executive officers for 2012 to reinforce the goals of rewarding performance and encouraging retention. The Committee decided to structure the new incentive awards as a combination of time-based stock options, time-based restricted stock units and performance-based restricted stock units. Accordingly, the following long-term equity incentive compensation awards were made to the named executive officers for 2012:

Accordingly, the following long-term equity incentive compensation awards were made to the named executive officers for 2012:

Name	Number of Performance-Based Restricted Stock Unit Awards Available to Vest on February 2, 2015(1)	Number of Time-Based Restricted Stock Unit Awards(2)	Number of Time-Based Stock Option Awards(3)	Exercise Price of Stock Option Awards
Colin V. Reed	44,000	44,000	58,500	$29.75
David C. Kloeppel	15,000	15,000	20,000	$29.75
Mark Fioravanti	9,000	9,000	12,000	$29.75
Richard A. Maradik(4)	n/a	n/a	n/a	n/a
Carter R. Todd	4,500	4,500	6,000	$29.75

(1)

The performance-based restricted stock units will vest in full on February 2, 2015 only if the designated performance goals established by the Committee are achieved by the Company. If such goals are not met, then none of the awards will vest.

(2)	The time-based restricted stock unit awards vest in 50% increments, on February 8, 2015 and February 8, 2016.
(3)	The stock option awards vest in 50% increments, on February 8, 2015 and February 8, 2016.
(4)	As a result of Mr. Maradik’s resignation described above, the Committee did not award long-term incentive compensation to Mr. Maradik.

Vesting of 2008 Performance-Based Restricted Stock Units. On September 3, 2010, the Company amended the award agreements for performance-based restricted stock units previously granted in 2008 to the named executive officers. As amended, 25% of the restricted stock units vested on the date of the amendment, and the remaining restricted stock units were to vest as follows:

•

Some, all or none of the remaining restricted stock units were to vest on February 4, 2012 based on the extent to which the financial performance criteria specified in the original award agreement are satisfied (consistent with the original terms of the award agreements); and

•

25% of the restricted stock units will vest on December 31, 2012 if the named executive officer remains employed by the Company on such date (except to the extent the restricted stock units vested on February 4, 2012 as a result of the satisfaction of the financial performance criteria).

Based on the Company’s financial performance, as measured against the financial performance criteria established by the Committee, 50% of the original restricted stock unit awards vested on February 4, 2012.

Other Compensation Information

Equity Compensation

Restricted Stock and Restricted Stock Unit Awards. We grant restricted stock awards or restricted stock unit awards (with time-based or performance-based vesting) pursuant to the Amended and Restated 2006 Omnibus Incentive Plan, and prior to adoption of this plan, we made such awards pursuant to our 1997 Omnibus Stock Option and Incentive Plan.

In 2011 the Committee determined that the Company would make restricted stock unit awards the primary component of our equity incentive compensation plan to our eligible employees other than the named executive officers. These awards are made an annual basis and are focused on the goals of encouraging Company financial performance and encouraging employee retention. Except as otherwise determined by the Committee, the restricted stock unit awards generally vest 50% on the third anniversary, and 50% after the fourth anniversary, of the date of grant. Other vesting schedules may be determined by the Committee in its discretion. In addition, we may from time to time grant performance-based vesting restricted stock unit awards, which will vest based on the achievement of financial criteria established by the Committee.

Prior to 2011, we made restricted stock and restricted stock unit awards, with time-based vesting, primarily in connection with an employee’s promotion or assumption of additional job duties, or as otherwise determined by the Committee. In addition, we have also granted performance-based vesting restricted stock unit awards, which vest based on the achievement of financial criteria established by the Committee.

Restricted stock and restricted stock unit awards are evidenced by a written agreement between us and the employee. Prior to the vesting of a restricted stock award, the holder of such award would have rights as a stockholder with respect to shares (including as to dividends or other distributions), but may not sell or otherwise dispose of such shares. Prior to the vesting of a restricted stock unit award, the holder has no rights as a stockholder with respect to the shares subject to such award, including voting rights and the right to receive dividends or dividend equivalents.

Stock Option Awards. We may from time to time grant stock option awards pursuant to the Amended and Restated 2006 Omnibus Incentive Plan. Each option award is evidenced by a written agreement between us and the employee. Stock options awarded generally vest over a four-year period, with either: (1) one-fourth vesting annually beginning on the first anniversary of the date of grant; or (2) a delayed vesting schedule such as 50% on the third anniversary of the date of grant and with 50% beginning on the fourth anniversary of the date of grant. Stock options have a 10-year term. Except with respect to stock option awards with a performance-based element, which may have a premium exercise price, the exercise price of each option award is generally the fair market value of the Company’s common stock as of the date of the award, determined in accordance with the Amended and Restated 2006 Omnibus Incentive Plan. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Stock Ownership Guidelines

To directly align the interests of senior executive officers with the interests of the stockholders and to ensure that the senior executive officers maintain a significant portion of their long-term equity incentive awards, the Committee has adopted stock ownership guidelines which require that our senior executives, including the named executive officers, maintain a minimum ownership interest in our stock. The value of our stock (as a multiple of the named executive officers’ base salary) required to be owned is as follows:

Named Executive Officer	Multiple of Base Salary
Chief Executive Officer	5x
Executive Vice-Presidents	3x
Other Senior Executives	2x

The named executive officers were required to achieve these ownership requirements by December 31, 2011 (five years from the adoption of the requirement). Moreover, senior executives, including our named executive officers, are required to achieve applicable ownership requirements within five years of becoming subject to any such requirement. Shares that are either owned directly (including restricted shares of common stock or restricted stock units, whether vested or not) or indirectly through savings plans sponsored by us are included in determining whether an individual attains the minimum ownership guidelines. Shares that are subject to unexercised stock options are not included. At December 31, 2011, each named executive officer was in compliance with the guidelines, as detailed below:

Executive Officer	Share Ownership Requirement	Number of Shares Owned as of December 31, 2011
Colin V. Reed	188,484	879,832	(1)
David C. Kloeppel	86,993	192,087	(2)
Mark Fioravanti	33,140	70,185	(3)
Richard A. Maradik	28,169	33,371	(4)
Carter R. Todd	26,015	27,900	(5)

(1)

Includes 385,242 shares credited to Mr. Reed’s SERP, as defined below, 170,000 shares of common stock issuable upon the delayed vesting of time-based restricted stock unit awards granted in 2003 (which were ultimately issued to Mr. Reed on January 3, 2012), and 215,000 shares of common stock issuable upon the vesting of restricted stock unit awards, as more fully described in “Outstanding Equity Awards at Fiscal Year End December 31, 2011” above.

(2)

Includes a total of 127,000 shares of common stock issuable upon the vesting of restricted stock unit awards, as more fully described in “Outstanding Equity Awards at Fiscal Year End December 31, 2011” above.

(3)

Includes a total of 37,500 shares of common stock issuable upon the vesting of restricted stock unit awards, as more fully described in “Outstanding Equity Awards at Fiscal Year End December 31, 2011” above. In connection with his promotion from Senior Vice-President to Executive Vice-President on August 1, 2011, Mr. Fioravanti became subject to the 3x multiple stock ownership guidelines (with an additional five-year compliance period). The stock ownership guideline listed above for Mr. Fioravanti reflects the 2x multiple stock ownership guideline, which was the applicable compliance amount for Mr. Fioravanti as of December 31, 2011.

(4)	Includes 31,900 shares of common stock issuable upon the vesting of restricted stock unit awards, as more fully described in “Outstanding Equity Awards at Fiscal Year End December 31, 2011” above.
(5)

Consists of shares of common stock issuable upon the vesting of restricted stock unit awards, as more fully described in “Outstanding Equity Awards at Fiscal Year End December 31, 2011” above. In connection with his promotion from Senior Vice-President to Executive Vice-President on June 22, 2009, Mr. Todd became subject to the 3x multiple stock ownership guidelines (with an additional five-year compliance period). The stock ownership guideline listed above for Mr. Todd reflects the 2x multiple stock ownership guideline, which was the applicable compliance amount for Mr. Todd as of December 31, 2011.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless earned under an objective performance-based arrangement. We believe that compensation paid under the management incentive plans (except for time-based vesting restricted stock and the currently outstanding time-based vesting restricted stock unit awards) is generally fully deductible for federal income tax purposes. We also believe that the terms of the employment agreements for our senior management, including each named executive officer, comply with recent Internal Revenue Service guidance, including Revenue Ruling 2008-13, with respect to the deductibility of qualified performance-based compensation payable upon retirement or termination of employment. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments, including all stock option, restricted stock and restricted stock unit awards, in accordance with the requirements of FASB ASC Topic 718 (formerly SFAS 123(R)).

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference therein.

The Human Resources Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on its review and these discussions, the Human Resources Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in these proxy materials.

HUMAN RESOURCES COMMITTEE:

MICHAEL I. ROTH, CHAIRMAN

RALPH HORN

DAVID W. JOHNSON

ELLEN LEVINE

ROBERT S. PRATHER, JR.

2011 SUMMARY COMPENSATION TABLE

The following Summary Compensation Table shows compensation information for Colin V. Reed, our principal executive officer; Mark Fioravanti, our principal financial officer; and David C. Kloeppel, Richard A. Maradik and Carter R. Todd, who are the three most highly compensated executive officers other than Mr. Reed and Mr. Fioravanti.

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)(2)	Stock Awards ($) (e)(3)	Option Awards ($) (f)(4)	Non-Equity Incentive Plan Compen- sation ($) (g)(5)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (h)	All Other Compen- sation ($) (i)(6)	Total ($) (j)
Colin V. Reed Chairman of the Board and Chief Executive Officer	2011	$945,000		$823,200	$1,395,625	$1,100,000		$111,369	$4,375,194
	2010	910,000	—	3,752,470	1,022,869	2,000,000	—	100,454	7,785,793
	2009	910,000	—	—	—	546,000	—	169,378	1,625,378

David C. Kloeppel President and Chief Operating Officer	2011	726,923		480,200	797,500	737,412		24,120	2,766,155
	2010	700,000	—	1,798,175	600,007	1,260,000	—	25,956	4,384,138
	2009	662,500	—	542,445	408,096	358,915	—	21,839	1,993,795

Mark Fioravanti Executive Vice President and Chief Financial Officer	2011	412,577		171,500	309,031	300,044		47,107	1,240,259
	2010	358,039	—	533,060	157,716	430,090	—	37,896	1,516,801
	2009	312,500	—	137,170	103,753	113,277	—	30,594	697,294

Richard A. Maradik Senior Vice President and Chief Marketing Officer	2011	351,192		99,470	171,463	237,636		30,344	890,105
	2010	330,846	—	492,900	114,287	377,338	—	19,842	1,335,213
	2009	312,500	—	99,760	72,627	112,759	—	30,769	628,415

Carter R. Todd Executive Vice President, Secretary and General Counsel	2011	324,462		99,470	171,463	219,540		36,023	850,958
	2010	305,847	—	492,900	114,287	367,338	—	31,196	1,311,568
	2009	300,000	—	—	—	108,000	—	33,763	441,763

(1)

Amounts shown are not reduced to reflect the named executive officers’ contributions, if any, to the Company’s 401(k) Savings Plan or elections, if any, to defer receipt of salary into the Company’s Supplemental Deferred Compensation Plan. Amounts shown are amounts actually paid to the named executive officer during the applicable fiscal year and reflect, to the extent applicable, the impact of a salary increase for certain of the named executive officers during the year. Additionally, in the 2011 fiscal year the timing of the Company’s payroll schedule resulted in the payment of an additional bi-weekly payment of base salary to all salaried employees, including each named executive officer, as compared to 2010 and 2009. This payment, which was based on each named executive officer’s applicable rate of pay, resulted in each named executive officer actually receiving a slightly higher amount of base salary payment than the base salary established by the Committee.

(2)	Cash incentive compensation paid to each named executive officer with respect to the applicable fiscal year is reflected in column (g).
(3)

The amount listed in column (e) for 2011 represents a non-cash amount equal to the grant date fair value of the restricted stock units awarded to the named executive officers on February 2, 2011 determined in accordance with FASB ASC Topic 718, disregarding for this purpose estimated forfeitures. See Note 9 to our consolidated financial statements for the three years ended December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on February 24, 2012, for the assumptions made in determining the grant date fair value. See “Compensation Discussion and Analysis—Compensation Programs for 2011—Long-Term Equity Compensation” for a description of the terms of these restricted stock unit awards.

(4)

The amount listed in column (f) is a non-cash amount which represents the grant date fair value of the stock option awards granted to the named executive officers. The grant date fair value of the stock option awards was determined in accordance with FASB ASC Topic 718 based on the Black-Scholes-Merton option pricing formula. See Note 9 to our consolidated financial statements for the three years ended December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on February 24, 2012, for the assumptions made in determining the grant date fair value. See “Compensation Discussion and Analysis—Compensation Programs for 2011—Long-Term Equity Compensation” for a description of the terms of these stock option awards.

(5)	Amounts shown represent amounts paid under the Company’s annual cash incentive compensation program as described in “Compensation Discussion and Analysis-Compensation Programs for 2011.”
(6)	The following table sets forth the components of the All Other Compensation amount for each named executive officer in 2011:

Name	Company Match to Supp. Def. Comp. Plan ($)(a)	Company Match to 401(k) Plan ($)(b)	Group Term Life ($)(c)	Executive LTD ($)(d)	Car Allowance ($)(e)	Financial Couns. and Tax Prep. ($)	Other ($)(f)	Total ($)
Colin V. Reed	$32,940	$9,800	$14,214	$4,242	$14,954	$15,000	$20,219	$111,369
David C. Kloeppel	—	—	5,106	1,809	12,462	1,020	3,723	$24,120
Mark Fioravanti	14,706	9,800	3,572	2,547	12,462	725	3,295	$47,107
Richard A. Maradik	—	9,800	2,726	1,991	12,462	825	2,540	$30,344
Carter R. Todd	—	9,800	3,658	3,007	12,462	2,557	4,539	$36,023

(a)	The Company makes matching contributions to the Supplemental Deferred Compensation Plan accounts of the named executive officers as described in “Nonqualified Deferred Compensation” below.
(b)	The Company makes matching contributions to the 401(k) Savings Plan accounts of the named executive officers as described in “Compensation Discussion and Analysis-Compensation Programs for 2011.”
(c)	Represents premiums paid for executive group term life insurance not made available generally to the other officers or employees of the Company.
(d)	Represents premiums paid for executive long-term disability insurance not made available generally to the other employees of the Company.
(e)

In the 2011 fiscal year the Company’s bi-weekly payroll schedule resulted in the payment of an additional bi-weekly payment of the named executive officer car allowance (based on the allowance payable to the named executive officer) compared to 2010 and 2009.

(f)

Represents, for Mr. Reed, $8,590 for personal use of the Company airplane (based on the aggregate incremental cost to the Company associated with such use), $1,691 for physical examination fees, and $9,938 associated with a tax gross up for income attributable to the Company’s executive group term life insurance and executive long-term disability insurance; and for the remaining named executive officers, amounts associated with a tax gross up for income attributable to the Company’s executive group term life insurance and executive long-term disability insurance (and in the case of Mr. Todd, an additional amount of $950 for physical examination fees).

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2011

The following table provides information on awards pursuant to the Company’s incentive plan to each of the Company’s named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (c)(1)
Name (a)	Grant Date (b)	Threshold ($)	Target ($)	Stretch ($)	All Other Stock Awards: Number of Shares of Stock or Units (#) (d)(2)	All Other Option Awards: Number of Securities Underlying Options (#) (e)(3)	Exercise or Base Price of Option Awards ($/sh) (f)	Closing Price on Grant Date ($/sh) (g)	Grant Date Fair Value of Stock and Option Awards ($) (h)(4)
Colin V. Reed		$455,000	$910,000	$1,820,000
	2/2/11				24,000				$823,200
	2/2/11					70,000	$34.30	$34.81	1,395,625

David C. Kloeppel		315,000	630,000	1,260,000
	2/2/11				14,000				480,200
	2/2/11					40,000	34.30	$34.81	797,500

Mark Fioravanti		128,170	256,340	512,680
	2/2/11				5,000				171,500
	2/2/11					15,500	34.30	$34.81	309,031

Richard A. Maradik		101,511	203,022	406,044
	2/2/11				2,900				99,470
	2/2/11					8,600	34.30	$34.81	171,463

Carter R. Todd		93,781	187,562	375,123
	2/2/11				2,900				99,470
	2/2/11					8,600	34.30	$34.81	171,463

(1)

Represents threshold, target and stretch performance goal achievement payout levels under the Company’s annual cash incentive plan for 2011 performance based on the salary actually paid to each named executive officer in 2011. See the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table above for the amount actually paid to each named executive officer for performance under the Company’s annual cash incentive plan. See “Compensation Discussion and Analysis—Compensation Programs for 2011—Annual Cash Incentive Compensation” for a description of the terms of the cash incentive plan.

(2)

Represents performance-based restricted stock unit awards granted on February 2, 2011. See “Compensation Discussion and Analysis—Compensation Programs for 2011—Long-Term Equity Compensation” for a description of the terms of these restricted stock unit awards.

(3)

Represents options to purchase the Company’s common stock granted on February 2, 2011. See “Compensation Discussion and Analysis—Compensation Programs for 2011—Long-Term Equity Compensation” for a description of the terms of these stock option awards.

(4)

Amounts listed represent a non-cash amount equal to the grant date fair value of the equity award determined in accordance with FASB ASC Topic 718, as more fully described in “2011 Summary Compensation Table” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END DECEMBER 31, 2011

The following table provides information with respect to the outstanding equity awards held by the Company’s named executive officers as of December 31, 2011.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Grant Date (f)	Option Expi- ration Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($) (i)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (k)(4)
Colin V. Reed	155,000			26.10	5/14/02	5/14/12
	115,000			20.03	2/6/03	2/6/13
	75,000			29.01	2/5/04	2/5/14
	22,375	67,125		20.08	2/3/10	2/3/20
		70,000		34.30	2/2/11	2/2/21
							100,000	(5)	$2,414,000
										115,000	$2,776,100
David C. Kloeppel	20,000			22.95	2/11/02	2/11/12
	45,000			20.03	2/6/03	2/6/13
	30,000			29.01	2/5/04	2/5/14
	29,500	29,500		12.47	6/22/09	6/22/19
	13,125	39,375		20.08	2/3/10	2/3/20
		40,000		34.30	2/2/11	2/2/21
							75,500	(6)	$1,822,570
										51,500	$1,243,210
Mark Fioravanti	32,500			20.30	8/12/02	8/12/12
	16,000			20.03	2/6/03	2/6/13
	10,000			29.01	2/5/04	2/5/14
	15,000			31.13	5/6/04	5/6/14
	7,500	7,500		12.47	6/22/09	6/22/19
	3,450	10,350		20.08	2/3/10	2/3/20
		15,500		34.30	2/2/11	2/2/21
							22,500	(7)	$543,150
										15,000	$362,100
Richard A. Maradik	2,625	5,250	12.47		6/22/09	6/22/19
	2,500	7,500	20.08		2/3/10	2/3/20
		8,600	34.30		2/2/11	2/2/21
							19,000	(8)	$458,660
										12,900	$311,406
Carter R. Todd		7,500	20.08		2/3/10	2/3/20
		8,600	34.30		2/2/11	2/2/21
							15,000	(9)	$362,100
										12,900	$311,406

(1)

Represents options granted pursuant to the Company’s equity incentive plans. All of the options listed above have a term of 10 years from the grant date and vest in equal installments on the first, second, third and fourth anniversary of the grant date. Mr. Maradik forfeited all unvested options upon his resignation from the Company on March 1, 2012.

(2)

The market value of the restricted stock units set forth in this column is determined based on the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange).

(3)

Represents shares issuable upon vesting of the following performance-based restricted stock units: (a) performance-based restricted stock unit awards originally granted on February 4, 2008 (as amended on September 3, 2010) which ultimately were issued to the named executive officers on February 13, 2012 as a result of the satisfaction of financial performance criteria specified in the original award agreement (a total of 50% of the original award) (Mr. Reed—91,000; Mr. Kloeppel—37,500; Mr. Fioravanti—10,000; Mr. Maradik—10,000; and Mr. Todd—10,000); and (b) performance-based restricted stock units granted on February 2, 2011 (see “Grants of Plan-Based Awards for 2011” above for a listing of such amounts).

(4)

The market value of the performance-based restricted stock units set forth in this column is determined based on the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange). Mr. Maradik forfeited all outstanding performance-based restricted stock units upon his resignation from the Company on March 1, 2012.

(5)

Consists of the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards: 45,500 granted on February 4, 2008 (vesting December 31, 2012); and 54,500 granted on February 3, 2010 (50% vesting on each of February 3, 2012 and February 3, 2014). This column does not include 170,000 shares of common stock issuable upon the vesting of restricted stock units (with a performance-based acceleration feature which was not met) awarded to Mr. Reed in 2003, the original vesting date (February 4, 2008) of which was deferred by Mr. Reed until December 31, 2011. Accordingly, the restricted stock units vested as of December 31, 2011, but pursuant to the terms of the Company’s Amended and Restated 2006 Omnibus Incentive Plan, the shares of the Company’s common stock were issued to Mr. Reed on January 3, 2012, the first trading day immediately following December 31, 2011. See “Nonqualified Deferred Compensation-Supplemental Deferred Compensation Plan” for a discussion of this restricted stock unit award.

(6)

Consists of the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards: 18,750 granted on February 4, 2008 (vesting December 31, 2012); 21,750 granted on June 22, 2009 (50% vesting on each of June 22, 2012 and June 22, 2013); and 35,000 granted on February 3, 2010 (50% vesting on each of February 3, 2012 and February 3, 2014).

(7)

Consists of the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards: 5,000 granted on February 4, 2008 (vesting December 31, 2012); 5,500 (50% vesting on each of June 22, 2012 and June 22, 2013); and 12,000 granted on February 3, 2010 (of which 2,050 vested on February 3, 2012 and of which 9,950 will vest on February 2, 2014).

(8)

Consists of the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards: 5,000 granted on February 4, 2008 (which were to vest December 31, 2012); 4,000 granted on June 22, 2009 (which were to vest 50% on each of June 22, 2012 and June 22, 2013); and 10,000 granted on February 3, 2010 (of which 1,500 vested on February 3, 2012 and of which 8,500 were to vest on February 2, 2014). Mr. Maradik forfeited all of his then-outstanding time-based restricted stock units upon his resignation from the Company on March 1, 2012.

(9)

Consists of the following shares of common stock issuable upon the ultimate vesting of time-based restricted stock unit awards: 5,000 granted on February 4, 2008 (vesting December 31, 2012); and 10,000 granted on February 3, 2010 (of which 1,500 vested on February 3, 2012 and of which 8,500 will vest on February 2, 2014).

2011 OPTION EXERCISES AND STOCK VESTED

The following table provides information related to the exercise of stock options by the named executive officers and the vesting of the named executive officers’ restricted stock awards in 2011.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)(2)
Colin V. Reed	—	—	—	(3)	—
David C. Kloeppel	—	—	10,875		$327,773
Mark Fioravanti	—	—	2,750		82,885
Richard A. Maradik	—	—	2,000		60,280
Carter R. Todd	2,500	$43,700	—		—

(1)

With respect to stock option awards, value realized upon exercise is determined by multiplying the number of shares of common stock issuable upon vesting of the option award exercised by the difference between the sales price realized when the shares are sold (in the case of the options above, immediately upon exercise) and the option exercise price.

(2)

With respect to restricted stock unit awards, value realized upon vesting is determined by multiplying the number of shares of common stock issued upon the vesting of restricted stock units by the closing price of the Company’s common stock on the day immediately preceding the vesting date.

(3)

This column does not include 170,000 shares of common stock issuable upon the exercise of restricted stock units (with a performance-based acceleration feature which was not met) awarded to Mr. Reed in 2003, the original vesting date (February 4, 2008) of which was deferred by Mr. Reed until December 31, 2011. Accordingly, the restricted stock units vested as of December 31, 2011, but pursuant to the terms of the Company’s Amended and Restated 2006 Omnibus Incentive Plan, the shares of the Company’s common stock were issued to Mr. Reed on January 3, 2012, the first trading day immediately following December 31, 2011. On the date of vesting, the shares had a fair market value of $4,103,800, based on the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange). See “Nonqualified Deferred Compensation-Supplemental Deferred Compensation Plan” for a discussion of this restricted stock unit award.

EQUITY COMPENSATION PLAN INFORMATION

The following table includes information about our equity compensation plans as of December 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	2,532,484	$27.92	3,874,272
Equity compensation plans not approved by security holders	—	—	—

Total	2,532,484	$27.92	3,874,272

PENSION BENEFITS

None of the Company’s named executive officers participate in the defined benefit plan maintained by the Company.

NONQUALIFIED DEFERRED COMPENSATION

Supplemental Deferred Compensation Plan

The table set forth below shows the salary deferrals, Company matching obligations, earnings and account balances for the named executive officers in the Company’s Supplemental Deferred Compensation Plan. The plan allows eligible participants (including all named executive officers) to defer:

•	All or a portion of their annual bonus; and

•	Up to 40% of their base salary reduced by the percentage deferred into the 401(k) Savings Plan.

The Company makes matching contributions of 100% of each participant’s contributions, up to four percent of the participant’s contributions (reduced by the percentage deferred into the 401(k) Savings Plan).

Account balances may be invested in hypothetical investments selected by the executive from an array of investment options mirroring the funds in the Company’s 401(k) Savings Plan, with the exception of Company stock (which is not included as an investment option under the Supplemental Deferred Compensation Plan). On a daily basis, participants can change their investment selections prospectively by contacting the 401(k) Savings Plan’s trustee in the same manner that applies to participants in the 401(k) Savings Plan.

When participants elect to defer amounts into the Supplemental Deferred Compensation Plan, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executive’s retirement or separation. Distributions can be made in a lump sum or up to 15 annual installments. However, soon after a participant’s employment ends, his or her account balance is automatically distributed in a lump sum—without regard to his or her election—if the balance is $10,000 or less.

The table set forth below shows the named executive officers’ salary deferrals, Company matching obligations, earnings and account balances in 2011:

Name (a)	Plan (b)	Executive Contributions in Last FY ($) (c)(1)	Registrant Contributions in Last FY ($) (d)(1)	Aggregate Earnings (Losses) in Last FY ($) (e)(2)	Aggregate Withdrawals/ Distributions ($) (f)	Aggregate Balance at Last FY ($) (g)(3)
Colin V. Reed	Supplemental Deferred Compensation Plan	$241,691	$32,940	($707,926)	-0-	$7,203,029

David C. Kloeppel	Supplemental Deferred Compensation Plan	-0-	-0-	6,640	-0-	327,561

Mark Fioravanti	Supplemental Deferred Compensation Plan	17,002	14,706	(12,029)	-0-	317,714

Richard A. Maradik	Supplemental Deferred Compensation Plan	-0-	-0-	(3,108)	-0-	76,245

Carter R. Todd	Supplemental Deferred Compensation Plan	-0-	-0-	(5,380)	-0-	378,130

(1)

The amounts set forth in columns (c) and (d) with respect to the Supplemental Deferred Compensation Plan are reported as compensation in the 2011 Summary Compensation Table. Does not include amounts deferred in connection with the cash incentive bonus with respect to the 2011 fiscal year paid in February 2012 (for Mr. Reed—$989,000; and for Mr. Fioravanti—$17,204) or Company matching obligations with respect to such amounts (for Mr. Reed—$73,618; and for Mr. Fioravanti—$9,607).

(2)

None of the amounts set forth in column (e) are reported as compensation in the 2011 Summary Compensation Table because above-market or preferential earnings are not available under the applicable plan.

(3)

Of the amounts set forth in column (g), the following amounts with respect to the Supplemental Deferred Compensation Plan have previously been reported as compensation in the 2011 Summary Compensation Table and/or the summary compensation table in previous years (or would have been reported had the named executive officer been included in the Company’s Summary Compensation Table in all previous years): Mr. Reed—$5,259,585; Mr. Kloeppel—$157,708; Mr. Fioravanti—$194,766; Mr. Maradik—$46,238; and Mr. Todd—$238,626.

The amounts listed above do not include time-based restricted stock units (with a performance-based acceleration feature which was not met) awarded to Mr. Reed in 2003, which were, upon vesting, convertible into 170,000 shares of the Company’s common stock. The terms of the restricted stock unit awards provided that the awards would vest on February 1, 2008 unless a participant elected to defer vesting of the awards until the earlier of (1) the participant’s termination of employment with the Company or (2) a designated future date. Mr. Reed elected a deferral date of December 31, 2011, and accordingly, the restricted stock units vested as of such date. Pursuant to the terms of the Company’s equity incentive plan, the 170,000 shares of the Company’s common stock were issued to Mr. Reed on January 3, 2012, the first trading day immediately following December 31, 2011.

Supplemental Executive Retirement Plan

Mr. Reed’s April 23, 2001 employment agreement with the Company established a Custom Non-Qualified Mid-Career Supplemental Employee Retirement Plan (the “SERP”) for Mr. Reed. The initial retirement benefit under the SERP was $2.5 million, vesting at the rate of 25% per year beginning on April 23, 2001 (fully vesting on April 23, 2005). In 2004, as part of an amendment to Mr. Reed’s employment agreement extending his employment term, the Company agreed to adjust the initial SERP benefit for hypothetical investment earnings or losses, based on the performance of one or more mutual funds selected by Mr. Reed. Also as part of this amendment, the Company agreed to pay Mr. Reed an additional retirement benefit under the SERP of $1.0 million, as adjusted beginning April 23, 2005 for hypothetical investment earnings or losses, based on the performance of one or more mutual funds selected by Mr. Reed. This additional SERP benefit, which vested at the rate of 20% per year, fully vested on May 1, 2010. Accordingly, Mr. Reed is entitled to receive all of his SERP benefit upon any termination of employment. Mr. Reed may elect to receive his SERP benefits, as adjusted, in the form of one lump sum payment or in the form of up to 15 equal annual installments.

Effective February 4, 2008, the Company and Mr. Reed entered into a new employment agreement, with an initial term of two years, with automatic renewal terms of two years each (unless either party provides the other with prior notice of non-renewal). On December 18, 2008, the Company and Mr. Reed entered into an amendment to Mr. Reed’s employment agreement. The amendment provided Mr. Reed with the option of making an irrevocable election to invest his SERP benefit in Company common stock, which election Mr. Reed made. The investment was made by a rabbi trust to which the Company transferred cash in an amount equal to the then-current balance of the SERP benefit. In January 2009 the independent trustee of the rabbi trust purchased a total of 385,242 shares of Company common stock in the open market.

After making the irrevocable election, Mr. Reed is only entitled to a distribution of the Company common stock held by the rabbi trust in satisfaction of his SERP benefit. The Company believes that the ownership of shares of common stock by the rabbi trust and the distribution of those shares to Mr. Reed in satisfaction of his SERP benefit meets requirements necessary so that the Company will not recognize any increase or decrease in expense as a result of subsequent changes in the value of the Company common stock. The terms of the rabbi trust provide that to the extent that the shares owned by the rabbi trust are entitled to vote on any matter, the rabbi trustee will be entitled to vote such shares.

The table set forth below shows the salary deferrals, Company matching obligations, earnings and account balances with respect to Mr. Reed’s SERP benefit in 2011. For purposes hereof the Company has summarized Mr. Reed’s SERP benefit using the disclosure format prescribed by the Securities and Exchange Commission for nonqualified deferred compensation (under Item 402(i) of Regulation S-K) rather than pension benefits due to the fact that this SERP benefit more closely resembles a “defined contribution” award than a “defined benefit” award. This determination was based on the fact that the value of the SERP benefit in 2011 was based solely on the amounts previously contributed by the Company to the plan on Mr. Reed’s behalf and the performance of the Company’s common stock.

Name (a)	Executive Salary Deferrals in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings (Losses) in Last FY ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FY ($) (f)(3)
Colin V. Reed	-0-	-0-	($4,545,855)	-0-	$9,299,742

(1)

As described above, the Company has an obligation to pay to Mr. Reed the initial SERP benefit and the additional SERP benefit by distributing the shares of the Company’s common stock held by the rabbi trust. None of these amounts have been reported as compensation in the Summary Compensation Table for 2011 or previous years.

(2)

Represents the change of market value of the Company’s common stock from December 31, 2010 to December 31, 2011. None of the amounts set forth in column (d) are reported as compensation in the Summary Compensation Table for 2011 or previous years since above-market or preferential earnings are not available with respect to the SERP.

(3)

Represents the value of both the initial SERP benefit and the additional SERP benefit as of December 31, 2011, which is calculated by multiplying the 385,242 shares of the Company’s common stock held by the rabbi trust by the closing market price of our common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange). None of these amounts have been reported as compensation in the Summary Compensation Table for 2011 or previous years. As of December 31, 2011, Mr. Reed was fully vested with respect to all of this amount.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

In February 2008 each of the Company’s named executive officers entered into an employment agreement with the Company with an initial term of two years, with automatic renewal terms of two years each (unless either party provides the other party with prior notice of non-renewal). Mr. Reed’s employment agreement was further amended in December 2008, as described above. Each named executive officer’s employment agreement governs the terms of his cash compensation upon termination. In addition, the provisions of such agreement, the named executive officer’s equity incentive award agreements and the terms of the Company’s incentive and other benefit plans provide for the payment of certain amounts to each named executive officer upon termination. Payments of these amounts generally are conditioned upon the officer’s compliance with the other provisions of his employment agreement, which include limitations upon the use and disclosure of confidential information, restrictions on solicitation of employees and interference with the Company’s business opportunities, and an obligation not to compete with the business of the Company for a specified period following termination of employment.

Description of Potential Payments on Termination or Change of Control

The discussion below outlines the amount of compensation payable to each of the named executive officers of the Company in the event of a termination of employment or following a change of control, as stated in each named executive officer’s employment agreement with the Company. Except as otherwise noted, the discussion below applies to each of the named executive officers.

Payments Made Upon Any Termination of Employment. Regardless of the manner in which a named executive officer’s employment with the Company is terminated, the officer will be entitled to receive:

•	accrued but unpaid base salary through the date of termination;

•	any unpaid portion of any annual cash bonus for prior calendar years;

•	accrued but unpaid vacation pay, unreimbursed employment-related expenses and any other benefits owed to the executive under the Company’s employee benefit plans or policies;

•	all vested 401(k) Savings Plan and Supplemental Deferred Compensation Plan account balances; and

•	in the case of Mr. Reed, his SERP benefit.

Payments Made Upon Termination of a Named Executive Officer for Cause. The Company may terminate each named executive officer for “cause,” which is defined as:

•	fraud, self-dealing, embezzlement or dishonesty in the course of the officer’s employment, or any conviction of a crime involving moral turpitude;

•	the officer’s failure to comply with any valid and legal Company directive, or any material uncured breach of obligations under the officer’s employment agreement; or

•

the officer’s failure to adequately perform the officer’s responsibilities, as demonstrated by objective and verifiable evidence showing that the business operations under the officer’s control have been materially harmed as a result of gross negligence or willful misconduct.

If a named executive officer were terminated for cause, the officer would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.

Payments Made Upon Resignation of a Named Executive Officer without Good Reason. Each named executive officer may resign at any time. If the officer’s resignation were not for “good reason” (as defined below), the officer would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.

The term “good reason” is defined under each named executive officer’s employment agreement as:

•

any adverse change in the officer’s position or title (whether or not approved by the Board of Directors), an assignment over the officer’s reasonable objection to any duties materially inconsistent with the officer’s current status or a substantial adverse alteration in the nature of the officer’s responsibilities;

•	a reduction in the officer’s annual base salary;

•

the Company’s failure to pay any portion of the officer’s current compensation, or the Company’s failure to continue in effect any material compensatory plan (or an equivalent alternative) in which the officer may participate;

•	permanent relocation of the officer’s principal place of employment with the Company to a location other than the Company’s headquarters in Nashville, Tennessee;

•

the Company’s failure to provide the officer with, or material reduction of, an insurance, retirement savings and other benefits package substantially similar to those enjoyed by the Company’s other senior executives in which the officer is entitled to participate; or

•	a material uncured breach of the Company’s obligations under the officer’s employment agreement or the Company’s failure to renew the employment agreement.

Payments Made Upon Death or Disability of a Named Executive Officer. In the event of a named executive officer’s death or “permanent disability” (defined as a physical or mental incapacity rendering the officer unable to perform job duties for 90 consecutive days or for a total of 180 days in any 12 months), the officer (or the officer’s estate, as applicable) would be entitled to receive:

•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•	a pro-rata portion of the executive’s annual cash bonus, if any, for the year in which termination occurred;

•	payments under the Company’s disability insurance or life insurance plans, as applicable;

•

with respect to all performance-based restricted stock unit awards, including the performance-based portion of the restricted stock units granted on February 4, 2008 (as amended on September 3, 2010), a pro rata share of the awards actually vesting (based on the executive’s length of service during the applicable vesting period), to the extent of the satisfaction of the performance criteria set forth therein;

•

the immediate release of all restrictions with respect to all time-based restricted stock unit awards, including the time-based portion of the restricted stock units granted on February 4, 2008 (as amended on September 3, 2010);

•	the accelerated vesting of all outstanding stock option awards (with an exercise period equal to the stated expiration date of the awards); and

•

in the case of Mr. Reed, continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or the Company’s cessation of health care coverage to its employees.

Payments Made Upon Termination of a Named Executive Officer Without Cause or Resignation of a Named Executive Officer for Good Reason (Other Than Within One Year Following a Change of Control). In the event of a named executive officer’s termination without cause (or resignation for good reason), other than within one year following a designated “change of control” of the Company, the officer would be entitled to receive:

•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•	the following severance payment:

Mr. Reed and Mr. Kloeppel	Mr. Fioravanti, Mr. Maradik and Mr. Todd

two times base salary in the year of termination, plus two times the annual cash incentive bonus for the previous year	one times base salary in the year of termination, plus one times the annual cash incentive bonus for the previous year

•	in the case of Mr. Fioravanti, Mr. Maradik and Mr. Todd, a pro rata portion of the executive’s annual cash bonus, if any, for the year in which the termination occurred;

•

with respect to the performance-based portion of the restricted stock unit awards granted on February 4, 2008 (as amended on September 3, 2010), a pro rata share of the awards actually vesting (based on the executive’s length of service during the four year vesting period) on February 4, 2012, based on and to the extent of the satisfaction of the performance criteria set forth therein;

•

with respect to all other restricted stock unit awards, including the time-based portion of the restricted stock unit awards granted on February 4, 2008 (as amended on September 3, 2010), the immediate release of all restrictions with respect to such awards as follows:

Mr. Reed and Mr. Kloeppel	Mr. Fioravanti, Mr. Maradik and Mr. Todd

all awards with restrictions scheduled to lapse within two years of termination	all awards with restrictions scheduled to lapse within one year of termination

•	the ability to exercise all stock option awards vested as of termination, as well as the accelerated vesting and ability to exercise the following additional awards:

Mr. Reed and Mr. Kloeppel	Mr. Fioravanti, Mr. Maradik and Mr. Todd

all unvested stock option awards held at termination scheduled to vest within two years of termination	all unvested stock option awards held at termination scheduled to vest within one year of termination

Mr. Reed and Mr. Kloeppel will have two years from termination to exercise the awards. Mr. Fioravanti, Mr. Maradik and Mr. Todd will have one year from termination to exercise the awards;

•

in the case of Mr. Reed, continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or the Company’s cessation of health care coverage to its employees; and

•

continuation of a monthly car allowance for, in the case of Messrs. Reed and Kloeppel, two years following termination, and in the case of Messrs. Fioravanti, Maradik and Todd, one year following termination.

Payments Made Upon a Termination Without Cause or Resignation for Good Reason Within One Year Following a Change of Control. In the event of a named executive officer’s termination without cause or resignation for good reason, as defined above, within one year following a designated change of control of the Company, the officer would be entitled to receive:

•	all amounts under “Payments Made Upon Any Termination of Employment” above;

•

a lump-sum severance payment equal to three times the officer’s base salary for the year in which termination occurred, plus a payment equal to three times the officer’s highest annual cash incentive bonus for the preceding three years;

•

in the case of Messrs. Kloeppel, Fioravanti, Maradik and Todd, continuation of health care coverage at employee rates for a period of three years following termination, as well as continuation of a monthly car allowance and an annual allowance for financial planning assistance and executive physical examination fees for three years following termination; and

•

in the case of Mr. Reed, continuation of a monthly car allowance for three years following termination and continuation of health care coverage at employee rates for Mr. Reed and his spouse until the earlier of their election to terminate such coverage (or non-payment of premiums), their death or the Company’s cessation of health care coverage to its employees.

In addition, in the event of a change of control, each named executive officer would be entitled to receive:

•	with respect to all outstanding restricted stock unit awards, the immediate release of restrictions with respect to such awards; and

•

the ability to exercise all stock option awards vested as of such change of control, as well as the accelerated vesting and ability to exercise all unvested stock option awards. Mr. Reed will have two years from any termination following such change of control to exercise the awards, and Messrs. Kloeppel, Fioravanti, Maradik and Todd will have three years from such termination to exercise the awards.

Under the terms of each named executive officer’s employment agreement and the Amended and Restated 2006 Omnibus Incentive Plan, a “change of control” is deemed to occur if:

•

any person, other than the Company, a wholly-owned subsidiary, a benefit plan of the Company or certain affiliates, becomes the beneficial owner of 35% or more of the outstanding voting stock of the Company;

•	a majority of the incumbent members of the Board of Directors cease to serve on the Board without the consent of the incumbent Board;

•

following a merger, tender or exchange offer, other business combination or contested election, the holders of the Company’s stock prior to the transaction hold less than a majority of the combined voting power of the surviving entity; or

•	the Company sells all or substantially all of its assets.

Summary of Potential Payments on Termination or Change of Control

The tables below estimate the potential payments upon termination or a change of control of the Company for each named executive officer. The estimates of potential payments upon termination or a change of control of the Company for each named executive officer assume that the triggering event took place on December 31, 2011 and utilize the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange). The actual amounts to be paid out to a named executive officer can only be determined at the time of the named executive officer’s termination of employment with the Company.

Colin V. Reed. The following table shows the potential payments described above for Mr. Reed:

Benefits and Payments Upon Separation	Involuntary Termination for Cause or Resignation Without Good Reason ($)	Retirement ($)	Death or Disability ($)		Involuntary Termination Without Cause or Resignation for Good Reason ($)		Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control ($)
Cash Severance Payment	—	—	-0-		$5,820,000	(5)	$8,730,000	(6)
Non-Equity Incentive Compensation(1)	—	—	$1,100,000		-0-		-0-
Accelerated Vesting of Stock Option Awards(2)	—	—	745,178		654,335		745,178
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards(3)	—	—	2,266,143		2,105,209		2,776,100
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards(4)	—	—	2,414,000		1,756,185		2,414,000
Other Benefits and Perquisites	—	—	203,436	(7)	232,236	(8)	246,636	(9)

(1)	Reflects the non-equity incentive bonus for the 2011 fiscal year paid in February 2012, which is also included in the 2011 Summary Compensation Table above.
(2)

Accelerated vesting of stock option amounts is calculated as the difference between the respective exercise prices of the executive’s in-the-money stock options and the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange.

(3)

Accelerated lapse of restrictions on outstanding performance-based stock unit awards is calculated by multiplying the applicable number of shares of common stock to be issued upon vesting of such award by the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange. The amounts set forth in this row reflect the shares of common stock issuable in connection with the performance-based portion of the restricted stock units awarded on February 4, 2008 (as amended on September 3, 2010). These units vested on February 3, 2012 pursuant to the award’s performance-based vesting component, and a total of 91,000 shares were issued to the executive pursuant to these units. The amounts set forth in this row also reflect the shares of common stock issuable in connection with the performance-based restricted stock units awarded on February 2, 2011 (assuming full satisfaction of the performance criteria). The number of the shares of common stock ultimately to be issued upon vesting of this award will be determined based on the achievement of various company-wide financial performance goals stated in the award agreement.

(4)

Accelerated lapse of restrictions on outstanding time-based restricted stock unit awards is calculated by multiplying the number of shares of common stock to be issued upon such vesting by the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange. The amounts set forth above include the time-based portion of the restricted stock units granted on February 4, 2008, as amended on September 3, 2010 (a total of 45,500 shares).

(5)	Amount equal to two times base salary in effect at December 31, 2011, plus two times cash incentive bonus for the 2010 fiscal year.

(6)

Amount equal to three times base salary in effect at December 31, 2011, plus three times Mr. Reed’s cash incentive bonus for the 2010 fiscal year (which is Mr. Reed’s highest incentive cash bonus for the preceding three fiscal years).

(7)

Represents the continuation of the Company’s standard level of health insurance coverage for Mr. Reed and his spouse for a period of 18 years (assuming a life expectancy for Mr. Reed of 82 years and assuming an annual cost to the Company of $11,302, which was the cost to the Company of providing these benefits to Mr. Reed in 2011).

(8)

Consists of (i) $203,436, which represents continuation of the Company’s standard level of health insurance coverage for Mr. Reed and his spouse for a period of 18 years (using the assumptions described above); and (ii) $28,800, which represents continuation of Mr. Reed’s monthly car allowance for two years following termination.

(9)

Consists of (i) $203,436, which represents continuation of the Company’s standard level of health insurance coverage for Mr. Reed and his spouse for a period of 18 years (using the assumptions described above); and (ii) $43,200, which represents continuation of Mr. Reed’s monthly car allowance for three years following termination.

David C. Kloeppel. The following table shows the potential payments described above for Mr. Kloeppel:

Benefits and Payments Upon Separation	Involuntary Termination for Cause or Resignation Without Good Reason ($)	Retirement ($)	Death or Disability ($)	Involuntary Termination Without Cause or Resignation for Good Reason ($)		Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control ($)
Cash Severance Payment	—	—	-0-	$3,920,000	(5)	$5,880,000	(6)
Non-Equity Incentive Compensation(1)	—	—	$737,412	-0-		-0-
Accelerated Vesting of Stock Option Awards(2)	—	—	1,110,430	1,057,143		1,110,430
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards(3)	—	—	961,409	867,531		1,243,210
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards(4)	—	—	1,822,570	1,400,120		1,822,570
Other Benefits and Perquisites	—	—	-0-	24,000	(7)	113,592	(8)

(1)	Reflects the non-equity incentive bonus for the 2011 fiscal year paid in February 2012, which is also included in the 2011 Summary Compensation Table above.
(2)

Accelerated vesting of stock option amounts is calculated as the difference between the respective exercise prices of the executive’s in-the-money stock options and the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange.

(3)

Accelerated lapse of restrictions on outstanding performance-based stock unit awards is calculated by multiplying the applicable number of shares of common stock to be issued upon vesting of such award by the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange. The amounts set forth in this row reflect the shares of common stock issuable in connection with the performance-based portion of the restricted stock units awarded on February 4, 2008 (as amended on September 3, 2010). These units vested on February 3, 2012 pursuant to the award’s performance-based vesting component, and a total of 37,500 shares were issued to the executive pursuant to these units. The amounts set forth in this row also reflect the shares of common stock issuable in connection with the performance-based restricted stock units awarded on February 2, 2011 (assuming full satisfaction of the performance criteria). The number of the shares of common stock ultimately to be issued upon vesting of this award will be determined based on the achievement of various company-wide financial performance goals stated in the award agreement.

(4)

Accelerated lapse of restrictions on outstanding time-based restricted stock unit awards is calculated by multiplying the number of shares of common stock to be issued upon such vesting by the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange. The amounts set forth above include the time-based portion of the restricted stock units granted on February 4, 2008, as amended on September 3, 2010 (a total of 18,750 shares).

(5)	Amount equal to two times base salary in effect at December 31, 2011, plus two times cash incentive bonus for the 2010 fiscal year.
(6)

Amount equal to three times base salary in effect at December 31, 2011, plus three times Mr. Kloeppel’s cash incentive bonus for the 2010 fiscal year (which is Mr. Kloeppel’s highest incentive cash bonus for the preceding three fiscal years).

(7)	Represents continuation of the executive’s monthly car allowance for two years following termination.
(8)

Consists of (i) $47,592, which represents continuation of the Company’s standard level of health insurance coverage for a period of three years following termination (assuming an annual cost to the Company of $15,864, which was the cost of providing these benefits in 2011); (ii) $36,000, which represents continuation of the executive’s monthly car allowance for three years following termination; (iii) $15,000, which represents the maximum allowance for financial consulting services for three years following termination; and (iv) $15,000, which represents the maximum allowance for executive physical examination fees for three years following termination.

Mark Fioravanti. The following table shows the potential payments described above for Mr. Fioravanti:

Benefits and Payments Upon Separation	Involuntary Termination for Cause or Resignation Without Good Reason ($)	Retirement ($)	Death or Disability ($)	Involuntary Termination Without Cause or Resignation for Good Reason ($)		Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control ($)
Cash Severance Payment	—	—	-0-	$840,090	(5)	$2,520,270	(6)
Non-Equity Incentive Compensation(1)	—	—	$300,044	300,044		-0-
Accelerated Vesting of Stock Option Awards(2)	—	—	421,638	349,862		421,638
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards(3)	—	—	264,869	231,342		362,100
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards(4)	—	—	543,150	236,572		543,150
Other Benefits and Perquisites	—	—	-0-	12,000	(7)	93,009	(8)

(1)	Reflects the non-equity incentive bonus for the 2011 fiscal year paid in February 2012, which is also included in the 2011 Summary Compensation Table above.
(2)

Accelerated vesting of stock option amounts is calculated as the difference between the respective exercise prices of the executive’s in-the-money stock options and the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange.

(3)

Accelerated lapse of restrictions on outstanding performance-based stock unit awards is calculated by multiplying the applicable number of shares of common stock to be issued upon vesting of such award by the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange. The amounts set forth in this row reflect the shares of common stock issuable in connection with the performance-based portion of the restricted stock units awarded on February 4, 2008 (as amended on September 3, 2010). These units actually vested on February 3, 2012 pursuant to the award’s performance-based vesting component, and a total of

10,000 shares were issued to the executive pursuant to these units. The amounts set forth in this row also reflect the shares of common stock issuable in connection with the performance-based restricted stock units awarded on February 2, 2011 (assuming full satisfaction of the performance criteria). The number of the shares of common stock ultimately to be issued upon vesting of this award will be determined based on the achievement of various company-wide financial performance goals stated in the award agreement.
(4)

Accelerated lapse of restrictions on outstanding time-based restricted stock unit awards is calculated by multiplying the number of shares of common stock to be issued upon such vesting by the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange. The amounts set forth above include the time-based portion of the restricted stock units granted on February 4, 2008, as amended on September 3, 2010 (a total of 5,000 shares).

(5)	Amount equal to one times base salary in effect at December 31, 2011, plus one times cash incentive bonus for the 2010 fiscal year.
(6)

Amount equal to three times base salary in effect at December 31, 2011, plus three times Mr. Fioravanti’s cash incentive bonus for the 2010 fiscal year (which is Mr. Fioravanti’s highest incentive cash bonus for the preceding three fiscal years).

(7)	Represents continuation of the executive’s monthly car allowance for one year following termination.
(8)

Consists of (i) $39,009, which represents continuation of the Company’s standard level of health insurance coverage for a period of three years following termination (assuming an annual cost to the Company of $13,003, which was the cost of providing these benefits in 2011); (ii) $36,000, which represents continuation of the executive’s monthly car allowance for three years following termination; (iii) $9,000, which represents the maximum allowance for financial consulting services for three years following termination; and (iv) $9,000, which represents the maximum allowance for executive physical examination fees for three years following termination.

Richard A. Maradik. The following table shows the potential payments described above for Mr. Maradik:

Benefits and Payments Upon Separation	Involuntary Termination for Cause or Resignation Without Good Reason ($)	Retirement ($)	Death or Disability ($)	Involuntary Termination Without Cause or Resignation for Good Reason ($)		Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control ($)
Cash Severance Payment	—	—	-0-	$717,338	(5)	$2,152,014	(6)
Non-Equity Incentive Compensation(1)	—	—	$237,636	237,636		-0-
Accelerated Vesting of Stock Option Awards(2)	—	—	132,501	81,568		132,501
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards(3)	—	—	250,788	231,342		311,406
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards(4)	—	—	458,660	205,190		458,660
Other Benefits and Perquisites	—	—	-0-	12,000	(7)	101,592	(8)

(1)	Reflects the non-equity incentive bonus for the 2011 fiscal year paid in February 2012, which is also included in the 2011 Summary Compensation Table above.
(2)

Accelerated vesting of stock option amounts is calculated as the difference between the respective exercise prices of the executive’s in-the-money stock options and the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange.

(3)

Accelerated lapse of restrictions on outstanding performance-based stock unit awards is calculated by multiplying the shares of common stock to be issued upon vesting of such award by the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange. The amounts set forth in this row reflect the shares of common stock issuable in connection with the performance-based portion of the restricted stock units awarded on February 4, 2008 (as amended on September 3, 2010). These units actually vested on February 3, 2012 pursuant to the award’s performance-based vesting component, and a total of 10,000 shares were issued to the executive pursuant to these units. The amounts set forth in this row also reflect the applicable number of shares of common stock issuable in connection with the performance-based restricted stock units awarded on February 2, 2011 (assuming full satisfaction of the performance criteria). The number of the shares of common stock ultimately to be issued upon vesting of this award will be determined based on the achievement of various company-wide financial performance goals stated in the award agreement.

(4)

Accelerated lapse of restrictions on outstanding time-based restricted stock unit awards is calculated by multiplying the number of shares of common stock to be issued upon such vesting by the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange. The amounts set forth above include the time-based portion of the restricted stock units granted on February 4, 2008, as amended on September 3, 2010 (a total of 5,000 shares).

(5)	Amount equal to one times base salary in effect at December 31, 2011, plus one times cash incentive bonus for the 2010 fiscal year.
(6)

Amount equal to three times base salary in effect at December 31, 2011, plus three times Mr. Maradik’s cash incentive bonus for the 2010 fiscal year (which is Mr. Maradik’s highest incentive cash bonus for the preceding three fiscal years).

(7)	Represents continuation of the executive’s monthly car allowance for one year following termination.
(8)

Consists of (i) $47,592, which represents continuation of the Company’s standard level of health insurance coverage for a period of three years following termination (assuming an annual cost to the Company of $15,864, which was the cost of providing these benefits in 2011); (ii) $36,000, which represents continuation of the executive’s monthly car allowance for three years following termination; (iii) $9,000, which represents the maximum allowance for financial consulting services for three years following termination; and (iv) $9,000, which represents the maximum allowance for executive physical examination fees for three years following termination.

Carter R. Todd. The following table shows the potential payments described above for Mr. Todd:

Benefits and Payments Upon Separation	Involuntary Termination for Cause or Resignation Without Good Reason ($)	Retirement ($)	Death or Disability ($)	Involuntary Termination Without Cause or Resignation for Good Reason ($)		Involuntary Termination Without Cause or Resignation for Good Reason upon a Change of Control ($)
Cash Severance Payment	—	—	-0-	$681,338	(5)	$2,044,014	(6)
Non-Equity Incentive Compensation(1)	—	—	$219,540	219,540		-0-
Accelerated Vesting of Stock Option Awards(2)	—	—	40,600	20,300		40,600
Accelerated Lapse of Restrictions on Performance-Based Restricted Stock Unit Awards(3)	—	—	250,788	231,342		311,406
Accelerated Lapse of Restrictions on Time-Based Restricted Stock Unit Awards(4)	—	—	362,100	156,910		362,100
Other Benefits and Perquisites	—	—	-0-	12,000	(7)	101,592	(8)

(1)	Reflects the non-equity incentive bonus for the 2011 fiscal year paid in February 2012, which is also included in the 2011 Summary Compensation Table above.

(2)

Accelerated vesting of stock option amounts is calculated as the difference between the respective exercise prices of the executive’s in-the-money stock options and the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange.

(3)

Accelerated lapse of restrictions on outstanding performance-based stock unit awards is calculated by multiplying the shares of common stock to be issued upon vesting of such award by the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange. The amounts set forth in this row reflect the shares of common stock issuable in connection with the performance-based portion of the restricted stock units awarded on February 4, 2008 (as amended on September 3, 2010). These units actually vested on February 3, 2012 pursuant to the award’s performance-based vesting component, and a total of 10,000 shares were issued to the executive pursuant to these units. The amounts set forth in this row also reflect the applicable number of shares of common stock issuable in connection with the performance-based restricted stock units awarded on February 2, 2011 (assuming full satisfaction of the performance criteria). The number of the shares of common stock ultimately to be issued upon vesting of this award will be determined based on the achievement of various company-wide financial performance goals stated in the award agreement.

(4)

Accelerated lapse of restrictions on outstanding time-based restricted stock unit awards is calculated by multiplying the number of shares of common stock to be issued upon such vesting by the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of 2011), which was $24.14 as reported on the New York Stock Exchange. The amounts set forth above include the time-based portion of the restricted stock units granted on February 4, 2008, as amended on September 3, 2010 (a total of 5,000 shares).

(5)	Amount equal to one times base salary in effect at December 31, 2011, plus one times cash incentive bonus for the 2010 fiscal year.
(6)

Amount equal to three times base salary in effect at December 31, 2011, plus three times Mr. Todd’s cash incentive bonus for the 2010 fiscal year (which is Mr. Todd’s highest incentive cash bonus for the preceding three fiscal years).

(7)	Represents continuation of the executive’s monthly car allowance for one year following termination.
(8)

Consists of (i) $47,592, which represents continuation of the Company’s standard level of health insurance coverage for a period of three years following termination (assuming an annual cost to the Company of $15,864, which was the cost of providing these benefits in 2011); (ii) $36,000, which represents continuation of the executive’s monthly car allowance for three years following termination; (iii) $9,000, which represents the maximum allowance for financial consulting services for three years following termination; and (iv) $9,000, which represents the maximum allowance for executive physical examination fees for three years following termination.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm. Our independent registered public accounting firm will audit our consolidated financial statements for 2012 and the effectiveness of our internal control over financial reporting as of December 31, 2012. This appointment has been submitted for your ratification. If you do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Representatives of Ernst & Young LLP will attend the Annual Meeting and will have an opportunity to speak and respond to your questions.

Fee Information

The following table presents fees for audit, audit-related, tax and other services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees	$1,094,490	$829,726
Audit-Related Fees	-0-	-0-
Tax Fees	737,637	423,340
All Other Fees	54,969	-0-

	$1,887,096	$1,253,066

The fees for audit services during 2011 and 2010 include fees associated with the audit of our consolidated financial statements, including the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, issuances of comfort letters and assistance with documents filed with the Securities and Exchange Commission and reviews of our 2011 and 2010 quarterly financial statements. Fees for tax services relate to tax compliance matters, tax advice and planning, and tax assistance with transactions contemplated or completed by us during 2011 and 2010. The other fees incurred in 2011 relate to consulting services provided by Ernst & Young LLP related to potential LEED certification of our hotel properties. Ernst & Young LLP did not provide professional services during 2011 or 2010 related to financial information systems design and implementation.

Audit Committee Pre-Approval Policy

All audit, audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for pre-approval of audit, audit-related services, tax services and other services specifically described by the Audit Committee on an annual basis, and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter. If you abstain from voting on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee operates under a written charter adopted by the Board of Directors on February 4, 2004. The charter can also be found on the Company’s website at www.gaylordentertainment.com under “Corporate Governance” on the Investor Relations page. The charter is also available in print to any stockholder who requests it by making a written request addressed to Gaylord Entertainment Company, Attn: Corporate Secretary, One Gaylord Drive, Nashville, Tennessee 37214. During the fall of 2011 the Audit Committee conducted a self-evaluation in order to assess the effectiveness of the Committee, and at its November 2011 meeting the Audit Committee members discussed the results of the self-evaluation process.

The Audit Committee reviews the financial information provided to stockholders and others, oversees the performance of the internal audit function and the system of internal control over financial reporting which management and the Board of Directors have established, oversees compliance with legal and regulatory requirements by the Company and its employees relating to the preparation of financial information and reviews the independent registered public accounting firm’s qualifications, independence and performance. As part of its oversight of the Company’s financial statements, the Audit Committee has:

•

reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2011, and the financial statements for the three years ended December 31, 2011, with management and Ernst & Young LLP, the Company’s independent registered public accounting firm;

•	discussed with Ernst & Young LLP the matters required to be discussed by auditing standards, guidelines established by the SEC and the Sarbanes-Oxley Act; and

•

received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee, and has discussed with Ernst & Young LLP its independence.

The Audit Committee also has considered whether the provision by Ernst & Young LLP of non-audit services described in “Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm-Fee Information” above is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee’s review and discussion of the audited financial statements with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles.

In performing these functions, the Audit Committee acts in an oversight capacity. The Audit Committee does not complete all of its reviews prior to the Company’s public announcements of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of Ernst & Young LLP, which in its report expresses an opinion on the conformity of the Company’s annual financial statements with generally accepted accounting principles.

In reliance on these reviews and discussions and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

MICHAEL J. BENDER, CHAIRMAN

GLENN J. ANGIOLILLO

E. K. GAYLORD II

RALPH HORN

TERRELL T. PHILEN, JR.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the recently-enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company requests that our stockholders vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. The following are key elements of our compensation philosophy with respect to our named executive officers:

•	Attracting and retaining highly qualified executives by providing competitive pay for each position, based on compensation levels at similarly-sized companies and other hospitability companies.

•	Providing performance-based variable compensation in the form of annual cash incentive opportunities which is primarily linked to the attainment of designated financial goals by the Company.

•

Aligning the interests of our named executive officers with our stockholders through the use of equity-based long-term incentive compensation (a portion of which vests on a performance basis and a portion of which vests on a time basis) and stock ownership guidelines (which each of our named executive officers was in compliance with as of December 31, 2011).

Our Compensation Committee reviews on an ongoing basis the compensation programs for our named executive officers to ensure that such programs achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

As discussed in the executive summary of the “Compensation Discussion and Analysis” section of this Proxy Statement above, despite a continuing challenging economic and operating environment faced by the hospitality industry in 2011, we delivered a solid financial performance, including:

•

The Company’s income from continuing operations for 2011 was $10.1 million, or $0.20 per diluted share (based on 49.8 million weighted average shares outstanding), which exceeded the Company’s internal budget projections.

•

The Company’s consolidated cash flow, or CCF (as defined above in “Compensation Discussion & Analysis—Compensation Programs for 2011—Annual Cash Incentive Compensation”), was its highest ever in 2011 and exceeded the Company’s internal budget projections.

We believe that the compensation paid to our named executive officers in 2011 was appropriate based on the Company’s achievements during the year and our named executive officers’ contribution to our success. For additional information regarding our executive compensation, including our 2011 executive compensation decisions, please see the “Compensation Discussion and Analysis” section above.

In light of the foregoing considerations, we are asking our stockholders to indicate their approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.”

While this vote is advisory and therefore not binding on the Company, our Human Resources Committee or our Board of Directors, our Board of Directors and our Human Resources Committee value the opinions of our stockholders and will take into consideration the outcome of this vote when making future decisions regarding our executive compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION.

STOCKHOLDER PROPOSAL

PROPOSAL 4—STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD NOT EXTEND THE AUGUST 12, 2012 EXPIRATION DATE OF THE COMPANY’S AMENDED AND RESTATED RIGHTS PLAN, UNLESS THE STOCKHOLDERS OF THE COMPANY APPROVE SUCH EXTENSION.

As noted above, the Company has been notified that GAMCO Asset Management, Inc., One Corporate Center, Rye, NY 10580-1422, the beneficial owner of 6,070,464 shares of common stock of the Company, intends to present the followings stockholder proposal for consideration at the Annual Meeting. The Company is not responsible for the content of this stockholder proposal or the following supporting statement.

Resolution Proposed by Stockholder:

RESOLVED, that the shareholders of GAYLORD ENTERTAINMENT COMPANY (the “Company”) request that the Board of Directors of the Company not extend the August 12, 2012 expiration date of the Amended and Restated Rights Agreement dated as of March 9, 2009, and thereafter amended and restated in Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of August 12, 2011, unless the holders of a majority of the outstanding shares of common stock approve extending the expiration date beyond August 12, 2012 at a meeting of the shareholders held as soon as practical, but no later than August 12, 2012.

Supporting Statement of Proponent:

On August 12, 2008, the Board of Directors entered into a Rights Agreement which was amended and restated in the Amended and Restated Rights Agreement, dated as of March 9, 2009, and thereafter amended and restated in Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of August 12, 2011. The Rights represent a corporate anti-takeover device, commonly known as a “poison pill.” Absent Board intervention, the Rights are exercisable when a person or group acquires a beneficial interest in 22% or more of the common stock of the Company. Once exercisable, the Rights entitle holders to purchase shares of the Company’s Series A Junior Participating Preferred Stock.

We oppose the use of Rights to prevent a potential bidder from effecting any merger or tender offer that is not approved by the Board of Directors. A poison pill stops a potential bidder from taking their offer directly to the shareholders even if an overwhelming majority would have accepted the offer. The potential bidder must instead negotiate with management, and a Board or management may sometimes have interests that conflict with interests of shareholders. In effect, the pill allows a Board to arrogate to itself the sole right to determine what price a potential buyer must pay to acquire the entire company. The power of shareholders to accept an offer by a potential bidder provides an important check and balance on management and the Board in their stewardship of the shareholders’ interests. We believe the shareholders should retain the right to decide for themselves what represents a fair price for their holdings.

WE URGE SHAREHOLDERS TO VOTE IN FAVOR OF THIS PROPOSAL.

Company Response to Stockholder Proposal:

The Company entered into a rights agreement dated as of August 12, 2008, with Computershare Trust Company, N.A., as rights agent. Subsequently, in connection with the Company’s entry into the 2009 TRT Agreement with TRT as summarized above under “Agreements with respect to Director Nominations—Agreements with TRT Holdings—2009 TRT Agreement,” the Company amended the rights agreement pursuant to an amended and restated rights agreement dated as of March 9, 2009, entered into by the Company with Computershare Trust Company, N.A., including to increase the ownership threshold percentage under the rights agreement from 15% to 22% and to include a “qualified offer” provision in the rights agreement. Thereafter, by means of an amendment to the amended and restated rights agreement dated as of August 11, 2011, the Company extended the expiration date of the rights agreement from August 12, 2011 to August 12, 2012 (the amended and restated rights agreement, as so amended, the “Rights Plan”).

The Board previously adopted (and extended the expiration date of) the Rights Plan after concluding that such actions were in the best interests of the Company and its stockholders. The Board determined that having the Rights Plan in place would protect against any potential future use of coercive or abusive takeover techniques designed to gain control of the Company without full and fair value being paid to all of the Company’s stockholders. The Rights Plan is not intended to prevent an acquisition of the Company on terms that are fair and equitable to all stockholders. Instead, the Rights Plan forces a potential acquiring stockholder to negotiate directly with the Board, which we believe enhances the Board’s bargaining power and enable the Board to represent all stockholders. Moreover, the Board believes the current Rights Plan has certain key provisions which are in the best interests of its stockholders, such as an ownership trigger of 22% and a qualified offer provision which gives the stockholders of the Company the right to approve a tender or exchange offer within certain parameters without the need for approval of such offer by the Board.

As noted above under “Agreements with respect to Director Nominations—Agreements with TRT Holdings—2012 TRT Agreement,” pursuant to the terms of the 2012 TRT Agreement entered into by the Company with TRT on January 13, 2012, the Company has agreed that, in the event this stockholder proposal is approved by the Company’s stockholders at this Annual Meeting, the Company will not extend the term of this Rights Plan beyond its current expiration date (August 12, 2012). Moreover, pursuant to the 2012 TRT Agreement, the Company amended its corporate governance guidelines to include a rights plan policy which places certain limitations on the ability of the Company to adopt a new rights plan following the expiration of the Rights Plan. We believe that these actions, particularly our contractual agreement with TRT not to extend the term of the Rights Plan beyond its current expiration date of August 12, 2012 if this stockholder proposal is approved by the Company’s stockholders at the Annual Meeting, are consistent with the request in the stockholder proposal that the Board not extend the expiration date of the Rights Plan without stockholder approval and thus in certain respects renders the stockholder proposal moot.

While the Company believes that the prior adoption (and extension) of the Rights Plan was in the best interests of the Company and its stockholders, the Company recognizes that certain stockholders may have different perspectives regarding the Rights Plan. Moreover, while the directors of the Company have a fiduciary duty to act in the best interest of the Company and its stockholders, the Board values the opinions of the Company’s stockholders when considering corporate governance matters, and desires to use this stockholder proposal as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation that the Board might otherwise make.

Therefore, in light of the foregoing considerations, the Board makes no recommendation regarding how stockholders of the Company should vote on this stockholder proposal. In the event that the stockholders of the Company approve this stockholder proposal, consistent with the terms of the TRT Agreement, the Company does not intend to extend the term of the current Rights Plan following its expiration on August 12, 2012, but may, however, adopt a rights plan consistent with the Company’s amended Corporate Governance Guidelines if circumstances so dictate.

Approval of this stockholder proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter. If you abstain from voting on this stockholder proposal, your abstention will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION

REGARDING HOW YOU SHOULD VOTE ON THIS STOCKHOLDER PROPOSAL.

OTHER INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on our review of those reports and certain written representations from reporting persons, we believe that in 2011 all of our executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements.

ADDITIONAL INFORMATION

Stockholder Nominations of Candidates for Board Membership

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder who is a stockholder of record on the record date for the meeting and on the date of notice of the meeting, and who delivers timely notice of the nomination in proper written form, as provided by our Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary of the Company upon written request), the proposed nominee’s written consent to nomination and certain additional information as set forth in our Bylaws.

For a stockholder’s notice to the Company’s Secretary to be timely under our Bylaws, it must be delivered to or mailed and received at the principal executive offices of the Company: (a) in the case of a nomination to be voted on at an annual meeting, by February 9, 2013, but not before January 10, 2013 (or, if the annual meeting is called for a date that is not within 30 days of May 10, 2013, the notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs); and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. If the presiding officer at a meeting determines that a nomination was not properly made in accordance with the procedures set forth in our Bylaws, then the presiding officer will declare to the meeting that such nomination was defective and such defective nomination shall be disregarded.

Stockholder Proposals for 2013 Annual Meeting

If you would like to submit a proposal for inclusion in our proxy statement for the 2013 annual meeting, your proposal must be in writing and be received by us at our principal executive offices prior to the close of business on December 3, 2012.

If you want to bring business before the 2013 annual meeting which is not the subject of a proposal submitted for inclusion in the proxy statement, our Bylaws require that you deliver a notice in proper written form (and provide all information required by our Bylaws) to our Secretary by February 9, 2013, but not before January 10, 2013 (or, if the annual meeting is called for a date that is not within 30 days of May 10, 2013, the notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs). If the presiding officer at an annual meeting determines that business was not properly brought before the annual meeting in accordance with the procedures set forth in our Bylaws, then the presiding officer will declare to the meeting that your business was not properly brought before the meeting and your business will not be transacted at that meeting.

Requests for Information

A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, excluding certain of the exhibits thereto, may be obtained without charge by writing to the Company’s Investor Relations department at the address set forth below.

Our 2011 Annual Report to Stockholders is being mailed to stockholders with this proxy statement. The Annual Report to Stockholders is not part of the proxy solicitation materials. In certain instances, one copy of the Company’s Annual Report to Stockholders and proxy statement may be delivered to two or more stockholders who share an address. For voting purposes, a separate proxy card will be included for each stockholder at a shared address. Stockholders sharing an address who are receiving multiple copies of the Company’s annual reports or proxy statements may request delivery of a single copy, and stockholders sharing an address who are receiving a single copy of these documents may request delivery of multiple copies. Such requests can be made orally or in writing and should be directed to the attention of Investor Relations at the following address (which is the address of our principal executive offices): Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, (615) 316-6000.

ANNEX A TO PROXY STATEMENT

Reconciliation of

Adjusted Earnings Before Interest, Taxes,

Depreciation and Amortization (“Adjusted EBITDA”) and

Consolidated Cash Flow (“CCF”) to Net Income (Loss)

(in thousands)

	Twelve Months Ended December 31,
	2011	2010
Net income (loss)	$10,177	$(89,128)
(Income) loss from discontinued operations, net of taxes	(109)	(3,070)
Provision (benefit) for income taxes	7,420	(40,718)
Other (gains) and losses, net	916	535
Net gain on extinguishment of debt	—	(1,299)
Income from unconsolidated companies	(1,086)	(608)
Interest expense, net	62,213	68,302

Operating income (loss)	79,531	(65,986)
Depreciation and amortization	125,289	105,561

Adjusted EBITDA	204,820	39,575
Preopening costs	408	55,287
Impairment charges	332	44,970
Other non-cash charges	8,409	5,917
Stock option expense	3,252	2,738
Other gains and (losses), net	(916)	(535)
Loss on sales of assets	917	1,091

CCF	217,222	149,043

A-1

GAYLORD ENTERTAINMENT COMPANY

Annual Meeting of Stockholders

May 10, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Colin V. Reed, Ralph Horn and Carter R. Todd, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GAYLORD ENTERTAINMENT COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, CDT on May 10, 2012, at the Gaylord Opryland Resort and Convention Center, 2800 Opryland Drive, Nashville, TN, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy also provides voting instructions for shares held by Wilmington Trust, the Trustee for the Company’s 401(k) Savings Plan, and directs such Trustee to vote, as indicated on the reverse side of this card, any shares allocated to the account in this plan. The Trustee will vote these shares as you direct. The Trustee will vote allocated shares of the Company’s stock for which proxies are not received in direct proportion to voting by allocated shares for which proxies are received. This card should be voted by 11:59 p.m. Eastern time on May 8, 2012, for the Trustee to vote the plan shares.

Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors

Nominees:

01) Glenn J. Angiolillo	04) Ralph Horn	07) Terrell T. Philen, Jr.	10) Michael D. Rose
02) Michael J. Bender	05) David W. Johnson	08) Robert S. Prather, Jr.	11) Michael I. Roth
03) E. K. Gaylord II	06) Ellen Levine	09) Colin V. Reed

☐ For All
☐ Withhold All
☐ For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below:
The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2012.

☐ For ☐ Against ☐ Abstain

3.	To approve, on an advisory basis, the Company’s executive compensation.

☐ For ☐ Against ☐ Abstain

The Board makes no recommendation regarding voting on the following stockholder proposal:

4.	A stockholder proposal requesting that the Board not extend the August 12, 2012 expiration date of the Company’s amended and restated rights plan, unless the stockholders of the Company approve such extension.

☐ For ☐ Against ☐ Abstain

NOTE: The proxies are further authorized to vote in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date:

Signature (Joint Owners)

Date: